Item 6 - Selected Financial Data

The following table sets forth our selected financial data and operating data for our company on a historical basis.  The following data should be read in conjunction with our audited consolidated financial statements and notes thereto and Management’s Discussion and Analysis of Financial Condition and Results of Operations included elsewhere herein.  Our historical operating results may not be comparable to our future operating results.

	Year Ended December 31,
	2006	2005	2004	2003	2002
	(in thousands, except per share amounts)
Operating Data
Revenues from core operations	$135,513	$109,535	$86,972	$76,803	$80,572
Revenues from nursing home operations	-	-	-	4,395	42,203
Total revenues	$135,513	$109,535	$86,972	$81,198	$122,775
Income (loss) from continuing operations	$55,905	$37,289	$13,414	$27,813	$(2,518)
Net income (loss) available to common	45,774	25,355	(36,715)	3,516	(32,801)
Per share amounts:
Income (loss) from continuing operations: Basic	$0.78	$0.46	$(0.96)	$0.21	$(0.65)
Diluted	0.78	0.46	(0.96)	0.20	(0.65)
Net income (loss) available to common: Basic	$0.78	$0.49	$(0.81)	$0.09	$(0.94)
Diluted	0.78	0.49	(0.81)	0.09	(0.94)

Dividends, Common Stock(1)	0.96	0.85	0.72	0.15	-
Dividends, Series A Preferred(1)	-	-	1.16	6.94	-
Dividends, Series B Preferred(1)	-	1.09	2.16	6.47	-
Dividends, Series C Preferred(2)	-	-	2.72	29.81	-
Dividends, Series D Preferred(1)	2.09	2.09	1.52	-	-

Weighted-average common shares outstanding, basic	58,651	51,738	45,472	37,189	34,739
Weighted-average common shares outstanding,diluted	58,745	52,059	45,472	38,154	34,739

	December 31,
	2006	2005	2004	2003	2002
Balance Sheet Data Gross investments	$1,294,697	$1,129,753	$940,747	$821,244	$860,188
Total assets	1,175,370	1,036,042	849,576	736,775	811,096
Revolving lines of credit	150,000	58,000	15,000	177,074	177,000
Other long-term borrowings	526,141	508,229	364,508	103,520	129,462
Stockholders’ equity	465,454	440,943	442,935	440,130	482,995

(1)	Dividends per share are those declared and paid during such period.
(2)	Dividends per share are those declared during such period, based on the number of shares of common stock issuable upon conversion of the outstanding Series C preferred stock.

Item 7 – Management's Discussion and Analysis of Financial Condition and Results of Operations

Forward-looking Statements, Reimbursement Issues and Other Factors Affecting Future Results

The following discussion should be read in conjunction with the financial statements and notes thereto appearing elsewhere in this document.  This document contains forward-looking statements within the meaning of the federal securities laws, including statements regarding potential financings and potential future changes in reimbursement.  These statements relate to our expectations, beliefs, intentions, plans, objectives, goals, strategies, future events, performance and underlying assumptions and other statements other than statements of historical facts.  In some cases, you can identify forward-looking statements by the use of forward-looking terminology including, but not limited to, terms such as “may,” “will,” “anticipates,” “expects,” “believes,” “intends,” “should” or comparable terms or the negative thereof.  These statements are based on information available on the date of this filing and only speak as to the date hereof and no obligation to update such forward-looking statements should be assumed.  Our actual results may differ materially from those reflected in the forward-looking statements contained herein as a result of a variety of factors, including, among other things:

(i)	those items discussed under “Risk Factors” in Item 1A herein;
(ii)	uncertainties relating to the business operations of the operators of our assets, including those relating to reimbursement by third-party payors, regulatory matters and occupancy levels;
(iii)
the ability of any operators in bankruptcy to reject unexpired lease obligations, modify the terms of our mortgages and impede our ability to collect unpaid rent or interest during the process of a bankruptcy proceeding and retain security deposits for the debtors’ obligations;

(iv)	our ability to sell closed assets on a timely basis and on terms that allow us to realize the carrying value of these assets;
(v)	our ability to negotiate appropriate modifications to the terms of our credit facility;
(vi)	our ability to manage, re-lease or sell any owned and operated facilities;
(vii)	the availability and cost of capital;
(viii)	competition in the financing of healthcare facilities;
(ix)	regulatory and other changes in the healthcare sector;
(x)	the effect of economic and market conditions generally and, particularly, in the healthcare industry;
(xi)	changes in interest rates;
(xii)	the amount and yield of any additional investments;
(xiii)	changes in tax laws and regulations affecting real estate investment trusts;
(xiv)	our ability to maintain our status as a real estate investment trust; and
(xv)	changes in the ratings of our debt and preferred securities.

Overview

Our portfolio of investments at December 31, 2006, consisted of 239 healthcare facilities, located in 27 states and operated by 32 third-party operators.  Our gross investment in these facilities totaled approximately $1.3 billion at December 31, 2006, with 98% of our real estate investments related to long-term healthcare facilities.  This portfolio is made up of 228 long-term healthcare facilities and two rehabilitation hospitals owned and leased to third parties and fixed rate mortgages on nine long-term healthcare facilities.  At December 31, 2006, we also held other investments of approximately $22 million, consisting primarily of secured loans to third-party operators of our facilities.

Restatement

On December 14, 2006, we filed a Form 10-K/A, which amended our previously filed Form 10-K for fiscal year 2005.  Contained within that Form 10-K/A were restated consolidated financial statements for the three years ended December 31, 2005.  The restatements corrected errors in previously reported amounts related to income tax matters and to certain debt and equity investments in Advocat, as well as to the recording of certain straight-line rental income.  Amounts reflected herein were derived from the restated financial information rather than the 2005 Form 10-K, which had been filed with the SEC on February 17, 2006 and mailed to stockholders shortly thereafter.  Similarly, on December 14, 2006, we filed Forms 10-Q/A amending our previously filed consolidated financial statements for the first and second quarters of fiscal 2006 to correct errors in previously recorded amounts as discussed previously.  Amounts reflected in Note 16 – Summary of Quarterly Results (Unaudited) to our audited consolidated financial statements as of December 31, 2006 were derived from the restated financial information rather than the Form 10-Q as of March 31, 2006 and June 30, 2006.   See also Note 10– Taxes.

Medicare Reimbursement

All of our properties are used as healthcare facilities; therefore, we are directly affected by the risk associated with the healthcare industry.  Our lessees and mortgagors, as well as any facilities that may be owned and operated for our own account from time to time, derive a substantial portion of their net operating revenues from third-party payors, including the Medicare and Medicaid programs.  These programs are highly regulated by federal, state and local laws, rules and regulations and are subject to frequent and substantial change.

In 1997, the Balanced Budget Act significantly reduced spending levels for the Medicare and Medicaid programs, in part because the legislation modified the payment methodology for skilled nursing facilities “(SNFs”) by shifting payments for services provided to Medicare beneficiaries from a reasonable cost basis to a prospective payment system.  Under the prospective payment system, SNFs are paid on a per diem prospective case-mix adjusted basis for all covered services.  Implementation of the prospective payment system has affected each long-term care facility to a different degree, depending upon the amount of revenue such facility derives from Medicare patients.

Legislation adopted in 1999 and 2000 provided for a few temporary increases to Medicare payment rates, but these temporary increases have since expired.  Specifically, in 1999 the Balanced Budget Refinement Act included a 4% across-the-board increase of the adjusted federal per diem payment rates for all patient acuity categories (known as “Resource Utilization Groups” or “RUGs”) that were in effect from April 2000 through September 30, 2002.  In 2000, the Benefits Improvement and Protection Act included a 16.7% increase in the nursing component of the case-mix adjusted federal periodic payment rate, which was implemented in April 2000 and also expired October 1, 2002.  The October 1, 2002 expiration of these temporary increases has had an adverse impact on the revenues of the operators of SNFs and has negatively impacted some operators’ ability to satisfy their monthly lease or debt payments to us.

The Balanced Budget Refinement Act and the Benefits Improvement and Protection Act also established temporary increases, beginning in April 2001, to Medicare payment rates to SNFs that were designated to remain in place until the Centers for Medicare and Medicaid Services (“CMS”), implemented refinements to the existing RUG case-mix classification system to more accurately estimate the cost of non-therapy ancillary services.  The Balanced Budget Refinement Act provided for a 20% increase for 15 RUG categories until CMS modified the RUG case-mix classification system.  The Benefits Improvement and Protection Act modified this payment increase by reducing the 20% increase for three of the 15 RUGs to a 6.7% increase and instituting an additional 6.7% increase for eleven other RUGs.

On August 4, 2005, CMS published a final rule, effective October 1, 2005, establishing Medicare payments for SNFs under the prospective payment system for federal fiscal year 2006 (October 1, 2005 to September 30, 2006).  The final rule modified the RUG case-mix classification system and added nine new categories to the system, expanding the number of RUGs from 44 to 53.  The implementation of the RUG refinements triggered the expiration of the temporary payment increases of 20% and 6.7% established by the Balanced Budget Refinement Act and the Benefits Improvement and Protection Act, respectively.

Additionally, CMS announced updates in the final rule to reimbursement rates for SNFs in federal fiscal year 2006 based on an increase in the “full market-basket” of 3.1%.  In the August 4, 2005 notice, CMS estimated that the increases in Medicare reimbursements to SNFs arising from the refinements to the prospective payment system and the market basket update under the final rule would offset the reductions stemming from the elimination of the temporary increases during federal fiscal year 2006.  CMS estimated that there would be an overall increase in Medicare payments to SNFs totaling $20 million in fiscal year 2006 compared to 2005.

On July 27, 2006, CMS posted a notice updating the payment rates to SNFs for fiscal year 2007 (October 1, 2006 to September 30, 2007).  The market basket increase factor is 3.1% for 2007.  CMS estimates that the payment update will increase aggregate payments to SNFs nationwide by approximately $560 million in fiscal year 2007 compared to 2006.

Nonetheless, we cannot accurately predict what effect, if any, these changes will have on our lessees and mortgagors in 2007 and beyond.  These changes to the Medicare prospective payment system for SNFs, including the elimination of temporary increases, could adversely impact the revenues of the operators of nursing facilities and could negatively impact the ability of some of our lessees and mortgagors to satisfy their monthly lease or debt payments to us.

A 128% temporary increase in the per diem amount paid to SNFs for residents who have AIDS took effect on October 1, 2004.  This temporary payment increase arose from the Medicare Prescription Drug Improvement and Modernization Act of 2003, or the Medicare Modernization Act.  Although CMS also noted that the AIDS add-on was not intended to be permanent, the July 2006 notice updating payment rates for SNFs for fiscal year 2007 indicated that the increase will continue to remain in effect for fiscal year 2007.

A significant change enacted under the Medicare Modernization Act is the creation of a new prescription drug benefit, Medicare Part D, which went into effect January 1, 2006.  The significant expansion of benefits for Medicare beneficiaries arising under the expanded prescription drug benefit could result in financial pressures on the Medicare program that might result in future legislative and regulatory changes with impacts for our operators.  As part of this new program, the prescription drug benefits for patients who are dually eligible for both Medicare and Medicaid are being transitioned from Medicaid to Medicare, and many of these patients reside in long-term care facilities.  The Medicare program experienced significant operational difficulties in transitioning prescription drug coverage for this population when the benefit went into effect on January 1, 2006, although it is unclear whether or how issues involving Medicare Part D might have any direct financial impacts on our operators.

On February 8, 2006, the President signed into law a $39.7 billion budget reconciliation package called the Deficit Reduction Act of 2005 (“Deficit Reduction Act”), to lower the federal budget deficit.  The Deficit Reduction Act included estimated net savings of $8.3 billion from the Medicare program over 5 years.

The Deficit Reduction Act contained a provision reducing payments to SNFs for allowable bad debts.  Previously, Medicare reimbursed SNFs for 100% of beneficiary bad debt arising from unpaid deductibles and coinsurance amounts.  In 2003, CMS released a proposed rule seeking to reduce bad debt reimbursement rates for certain providers, including SNFs, by 30% over a three-year period.  Subsequently, in early 2006 the Deficit Reduction Act reduced payments to SNFs for allowable bad debts by 30% effective October 1, 2005 for those individuals not dually eligible for Medicare and Medicaid.  Bad debt payments for the dually eligible population will remain at 100%.  Consistent with this legislation, CMS finalized its 2003 proposed rule on August 18, 2006, and the regulations became effective on October 1, 2006.  CMS estimates that implementation of this bad debt provision will result in a savings to the Medicare program of $490 million from FY 2006 to FY 2010.  These reductions in Medicare payments for bad debt could have a material adverse effect on our operators’ financial condition and operations, which could adversely affect their ability to meet their payment obligations to us.

The Deficit Reduction Act also contained a provision governing the therapy caps that went into place under Medicare on January 1, 2006.  The therapy caps limit the physical therapy, speech-language therapy and occupation therapy services that a Medicare beneficiary can receive during a calendar year.  The therapy caps were in effect for calendar year 1999 and then suspended by Congress for three years.  An inflation-adjusted therapy limit ($1,590 per year) was implemented in September of 2002, but then once again suspended in December of 2003 by the Medicare Modernization Act.  Under the Medicare Modernization Act, Congress placed a two-year moratorium on implementation of the caps, which expired at the end of 2005.

The inflation-adjusted therapy caps are set at $1,780 for calendar year 2007.  These caps do not apply to therapy services covered under Medicare Part A in a SNF, although the caps apply in most other instances involving patients in SNFs or long-term care facilities who receive therapy services covered under Medicare Part B.  The Deficit Reduction Act permitted exceptions in 2006 for therapy services to exceed the caps when the therapy services are deemed medically necessary by the Medicare program.  The Tax Relief and Health Care Act of 2006, signed into law on December 20, 2006, extends these exceptions through December 31, 2007.  Future and continued implementation of the therapy caps could have a material adverse effect on our operators’ financial condition and operations, which could adversely affect their ability to meet their payment obligations to us.

In general, we cannot be assured that federal reimbursement will remain at levels comparable to present levels or that such reimbursement will be sufficient for our lessees or mortgagors to cover all operating and fixed costs necessary to care for Medicare and Medicaid patients.  We also cannot be assured that there will be any future legislation to increase Medicare payment rates for SNFs, and if such payment rates for SNFs are not increased in the future, some of our lessees and mortgagors may have difficulty meeting their payment obligations to us.

Medicaid and Other Third-Party Reimbursement

Each state has its own Medicaid program that is funded jointly by the state and federal government.  Federal law governs how each state manages its Medicaid program, but there is wide latitude for states to customize Medicaid programs to fit the needs and resources of their citizens.  Currently, Medicaid is the single largest source of financing for long-term care in the United States.  Rising Medicaid costs and decreasing state revenues caused by recent economic conditions have prompted an increasing number of states to cut or consider reductions in Medicaid funding as a means of balancing their respective state budgets.  Existing and future initiatives affecting Medicaid reimbursement may reduce utilization of (and reimbursement for) services offered by the operators of our properties.

In recent years, many states have announced actual or potential budget shortfalls.  As a result of these budget shortfalls, many states have announced that they are implementing or considering implementing “freezes” or cuts in Medicaid reimbursement rates, including rates paid to SNF and long-term care providers, or reductions in Medicaid enrollee benefits, including long-term care benefits.  We cannot predict the extent to which Medicaid rate freezes, cuts or benefit reductions ultimately will be adopted, the number of states that will adopt them or the impact of such adoption on our operators.  However, extensive Medicaid rate cuts, freezes or benefit reductions could have a material adverse effect on our operators’ liquidity, financial condition and operations, which could adversely affect their ability to make lease or mortgage payments to us.

The Deficit Reduction Act included $4.7 billion in estimated savings from Medicaid and the State Children’s Health Insurance Program over five years.  The Deficit Reduction Act gave states the option to increase Medicaid cost-sharing and reduce Medicaid benefits, accounting for an estimated $3.2 billion in federal savings over five years.  The remainder of the Medicaid savings under the Deficit Reduction Act comes primarily from changes to prescription drug reimbursement ($3.9 billion in savings over five years) and tightened policies governing asset transfers ($2.4 billion in savings over five years).

Asset transfer policies, which determine Medicaid eligibility based on whether a Medicaid applicant has transferred assets for less than fair value, became more restrictive under the Deficit Reduction Act, which extended the look-back period to five years, moved the start of the penalty period and made individuals with more than $500,000 in home equity ineligible for nursing home benefits (previously, the home was excluded as a countable asset for purposes of Medicaid eligibility).  These changes could have a material adverse effect on our operators’ financial condition and operations, which could adversely affect their ability to meet their payment obligations to us.

Additional reductions in federal funding are expected for some state Medicaid programs as a result of changes in the percentage rates used for determining federal assistance on a state-by-state basis.  Legislation has been introduced in Congress that would partially mitigate the reductions for some states that would experience significant reductions in federal funding, although whether Congress will enact this or other legislation remains uncertain.

Finally, private payors, including managed care payors, increasingly are demanding discounted fee structures and the assumption by healthcare providers of all or a portion of the financial risk of operating a healthcare facility.  Efforts to impose greater discounts and more stringent cost controls are expected to continue.  Any changes in reimbursement policies that reduce reimbursement levels could adversely affect the revenues of our lessees and mortgagors, thereby adversely affecting those lessees’ and mortgagors’ abilities to make their monthly lease or debt payments to us.

Fraud and Abuse Laws and Regulations

There are various extremely complex and largely uninterpreted federal and state laws governing a wide array of referrals, relationships and arrangements and prohibiting fraud by healthcare providers, including criminal provisions that prohibit filing false claims or making false statements to receive payment or certification under Medicare and Medicaid, and failing to refund overpayments or improper payments.  The federal and state governments are devoting increasing attention and resources to anti-fraud initiatives against healthcare providers.  Penalties for healthcare fraud have been increased and expanded over recent years, including broader provisions for the exclusion of providers from the Medicare and Medicaid programs.  The Office of the Inspector General for the U.S. Department of Health and Human Services (“OIG-HHS”), has described a number of ongoing and new initiatives for 2007 to study instances of potential overbilling and/or fraud in SNFs and nursing homes under both Medicare and Medicaid.  The OIG-HHS, in cooperation with other federal and state agencies, also continues to focus on the activities of SNFs in certain states in which we have properties.

In addition, the federal False Claims Act allows a private individual with knowledge of fraud to bring a claim on behalf of the federal government and earn a percentage of the federal government’s recovery.  Because of these monetary incentives, these so-called ‘‘whistleblower’’ suits have become more frequent.  Some states currently have statutes that are analogous to the federal False Claims Act.  The Deficit Reduction Act encourages additional states to enact such legislation and may encourage increased enforcement activity by permitting states to retain 10% of any recovery for that state’s Medicaid program if the enacted legislation is at least as rigorous as the federal False Claims Act.  The violation of any of these laws or regulations by an operator may result in the imposition of fines or other penalties that could jeopardize that operator’s ability to make lease or mortgage payments to us or to continue operating its facility.

Legislative and Regulatory Developments

Each year, legislative and regulatory proposals are introduced or proposed in Congress and state legislatures as well as by federal and state agencies that, if implemented, could result in major changes in the healthcare system, either nationally or at the state level. In addition, regulatory proposals and rules are released on an ongoing basis that may have major impacts on the healthcare system generally and the industries in which our operators do business.  Legislative and regulatory developments can be expected to occur on an ongoing basis at the local, state and federal levels that have direct or indirect impacts on the policies governing the reimbursement levels paid to our facilities by public and private third-party payors, the costs of doing business and the threshold requirements that must be met for facilities to continue operation or to expand.

The Medicare Modernization Act, which is one example of such legislation, was enacted in December 2003. The significant expansion of other benefits for Medicare beneficiaries under this Act, such as the prescription drug benefit, could create financial pressures on the Medicare program that might result in future legislative and regulatory changes with impacts on our operators. Although the creation of a prescription drug benefit for Medicare beneficiaries was expected to generate fiscal relief for state Medicaid programs, the structure of the benefit and costs associated with its implementation may mitigate the relief for states that originally was anticipated.

The Deficit Reduction Act is another example of such legislation.  The provisions in the legislation designed to create cost savings from both Medicare and Medicaid could diminish reimbursement for our operators under both Medicare and Medicaid.

CMS also launched, in 2002, the Nursing Home Quality Initiative program in 2002, which requires nursing homes participating in Medicare to provide consumers with comparative information about the quality of care at the facility.  In the fall of 2007, CMS plans to initiate a new quality campaign, Advancing Excellence for America’s Nursing Home Residents, to be conducted over the next two years with the ultimate goal being improvement in quality of life and efficiency of care delivery.  In the event any of our operators do not maintain the same or superior levels of quality care as their competitors, patients could choose alternate facilities, which could adversely impact our operators’ revenues.  In addition, the reporting of such information could lead to reimbursement policies that reward or penalize facilities on the basis of the reported quality of care parameters.

In late 2005, CMS began soliciting public comments regarding a demonstration to examine pay-for-performance approaches in the nursing home setting that would offer financial incentives for facilities delivering high quality care.  In June 2006, Abt Associates published recommendations for CMS on how to design this demonstration project.  The two-year demonstration is slated to begin in October 2007 and will run through September 2009.  Other proposals under consideration include efforts by individual states to control costs by decreasing state Medicaid reimbursements in the current or future fiscal years and federal legislation addressing various issues, such as improving quality of care and reducing medical errors throughout the health care industry. We cannot accurately predict whether specific proposals will be adopted or, if adopted, what effect, if any, these proposals would have on operators and, thus, our business.

Significant Highlights

The following significant highlights occurred during the twelve-month period ended December 31, 2006.

Financing

•	In January 2006, we redeemed the remaining 20.7% of our $100 million aggregate principal amount of 6.95% notes due 2007 that were not otherwise tendered in 2005.

Dividends

•	In 2006, we paid common stock dividends of $0.23, $0.24, $0.24 and $0.25 per share, for stockholders of record on January 31, 2006, April 28, 2006, July 31, 2006 and November 3, 2006, respectively.

New Investments

•	In August 2006, we closed on $171 million of new investments and leased them to existing third-party operators.
•	In September 2006, we closed on $25.0 million of investments with an existing third-party operator.
•	On October 20, 2006, we restructured our relationship with Advocat, which restructuring included a rent increase of $0.7 million annually and a term extension to September 30, 2018.

Asset Sales and Other

•	In August 2006, we sold our common stock investment in Sun Healthcare Group, Inc. (“Sun”) for $7.6 million of cash proceeds.
•	In June 2006, a $10 million mortgage was paid-off in full.
•	In March 2006, Haven Eldercare, LLC. (“Haven”) paid $39 million on a $62 million mortgage it has with us.
•	Throughout 2006, in various transactions, we sold three SNFs and one assisted living facility (“ALF”) for cash proceeds of approximately $1.6 million.

Critical Accounting Policies and Estimates

The preparation of financial statements in conformity with generally accepted accounting principles (“GAAP”) in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Our significant accounting policies are described in Note 2 to our audited consolidated financial statements.  These policies were followed in preparing the consolidated financial statements for all periods presented.  Actual results could differ from those estimates.

We have identified four significant accounting policies that we believe are critical accounting policies.  These critical accounting policies are those that have the most impact on the reporting of our financial condition and those requiring significant assumptions, judgments and estimates.  With respect to these critical accounting policies, we believe the application of judgments and assessments is consistently applied and produces financial information that fairly presents the results of operations for all periods presented.  The four critical accounting policies are:

Revenue Recognition

Rental income and mortgage interest income are recognized as earned over the terms of the related master leases and mortgage notes, respectively.  Substantially all of our leases contain provisions for specified annual increases over the rents of the prior year and are generally computed in one of three methods depending on specific provisions of each lease as follows: (i) a specific annual increase over the prior year’s rent, generally 2.5%; (ii) an increase based on the change in pre-determined formulas from year to year (i.e., such as increases in the CPI); or (iii) specific dollar increases over prior years.  Revenue under lease arrangements with specific determinable increases is recognized over the term of the lease on a straight-line basis.  SEC Staff Accounting Bulletin No. 101 “Revenue Recognition in Financial Statements” (“SAB 101”) does not provide for the recognition of contingent revenue until all possible contingencies have been eliminated.  We consider the operating history of the lessee, the general condition of the industry and various other factors when evaluating whether all possible contingencies have been eliminated.  We have historically not included, and generally expect in the future not to include, contingent rents as income until received.  We follow a policy related to rental income whereby we typically consider a lease to be non-performing after 90 days of non-payment of past due amounts and do not recognize unpaid rental income from that lease until the amounts have been received.

In the case of rental revenue recognized on a straight-line basis, we will generally discontinue recording rent on a straight-line basis if the lessee becomes delinquent in rent owed under the terms of the lease.  Reserves are taken against earned revenues from leases when collection becomes questionable or when negotiations for restructurings of troubled operators result in significant uncertainty regarding ultimate collection.  The amount of the reserve is estimated based on what management believes will likely be collected.  Once the recording of straight-line rent is suspended, we will evaluate the collectibility of the related straight-line rent asset.  If it is determined that the delinquency is temporary, we will resume booking rent on a straight-line basis once payment is received for past due rents, after taking into account application of security deposits.  If it appears that we will not collect future rent due under our leases, we will record a provision for loss related to the straight-line rent asset.

Recognizing rental income on a straight-line basis results in recognized revenue exceeding contractual amounts due from our tenants.  Such cumulative excess amounts are included in accounts receivable and were $20.0 million and $13.8 million, net of allowances, at December 31, 2006 and 2005, respectively.

Gains on sales of real estate assets are recognized pursuant to the provisions of SFAS No. 66, Accounting for Sales of Real Estate.  The specific timing of the recognition of the sale and the related gain is measured against the various criteria in SFAS No. 66 related to the terms of the transactions and any continuing involvement associated with the assets sold.  To the extent the sales criteria are not met, we defer gain recognition until the sales criteria are met.

Depreciation and Asset Impairment

Under GAAP, real estate assets are stated at the lower of depreciated cost or fair value, if deemed impaired.  Depreciation is computed on a straight-line basis over the estimated useful lives of 25 to 40 years for buildings and improvements and 3 to 10 years for furniture, fixtures and equipment.  Management periodically, but not less than annually, evaluates our real estate investments for impairment indicators, including the evaluation of our assets’ useful lives.  The judgment regarding the existence of impairment indicators is based on factors such as, but not limited to, market conditions, operator performance and legal structure.  If indicators of impairment are present, management evaluates the carrying value of the related real estate investments in relation to the future undiscounted cash flows of the underlying facilities.  Provisions for impairment losses related to long-lived assets are recognized when expected future undiscounted cash flows are determined to be permanently less than the carrying values of the assets.  An adjustment is made to the net carrying value of the leased properties and other long-lived assets for the excess of historical cost over fair value.  The fair value of the real estate investment is determined by market research, which includes valuing the property as a nursing home as well as other alternative uses. All impairments are taken as a period cost at that time, and depreciation is adjusted going forward to reflect the new value assigned to the asset.

If we decide to sell rental properties or land holdings, we evaluate the recoverability of the carrying amounts of the assets.  If the evaluation indicates that the carrying value is not recoverable from estimated net sales proceeds, the property is written down to estimated fair value less costs to sell.  Our estimates of cash flows and fair values of the properties are based on current market conditions and consider matters such as rental rates and occupancies for comparable properties, recent sales data for comparable properties, and, where applicable, contracts or the results of negotiations with purchasers or prospective purchasers.

For the years ended December 31, 2006, 2005, and 2004, we recognized impairment losses of $0.5 million, $9.6 million and $0.0 million, respectively, including amounts classified within discontinued operations.

Loan Impairment

Management, periodically but not less than annually, evaluates our outstanding loans and notes receivable.  When management identifies potential loan impairment indicators, such as non-payment under the loan documents, impairment of the underlying collateral, financial difficulty of the operator or other circumstances that may impair full execution of the loan documents, and management believes these indicators are permanent, then the loan is written down to the present value of the expected future cash flows.  In cases where expected future cash flows cannot be estimated, the loan is written down to the fair value of the collateral.  The fair value of the loan is determined by market research, which includes valuing the property as a nursing home as well as other alternative uses.  We recorded loan impairments of $0.9 million, $0.1 million and $0.0 million for the years ended December 31, 2006, 2005 and 2004, respectively.

In accordance with FASB Statement No. 114, Accounting by Creditors for Impairment of a Loan and FASB Statement No. 118, Accounting by Creditors for Impairment of a Loan – Income Recognition and Disclosures, we currently account for impaired loans using the cost-recovery method applying cash received against the outstanding principal balance prior to recording interest income (see Note 5 – Other Investments).

Assets Held for Sale and Discontinued Operations

Pursuant to the provisions of SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, the operating results of specified real estate assets that have been sold, or otherwise qualify as held for disposition (as defined by SFAS No. 144), are reflected as discontinued operations in the consolidated statements of operations for all periods presented.  We had seven assets held for sale as of December 31, 2006 with a combined net book value of $4.7 million, which includes a reclassification of one asset with a net book value of $1.1 million that was reclassified as held for sale during 2007.

Results of Operations

The following is our discussion of the consolidated results of operations, financial position and liquidity and capital resources, which should be read in conjunction with our audited consolidated financial statements and accompanying notes.

Year Ended December 31, 2006 compared to Year Ended December 31, 2005

Operating Revenues

Our operating revenues for the year ended December 31, 2006 totaled $135.5 million, an increase of $26.0 million, over the same period in 2005.  The $26.0 million increase was primarily a result of new investments made throughout 2005 and 2006.  The increase in operating revenues from new investments was partially offset by a reduction in mortgage interest income and one-time contractual interest revenue associated with the payoff of a mortgage during the first quarter of 2005.

Detailed changes in operating revenues for the year ended December 31, 2006 are as follows:

•
Rental income was $126.9 million, an increase of $31.6 million over the same period in 2005.  The increase was due to new leases entered into throughout 2006 and 2005, as well as rental revenue from the consolidation of a variable interest entity (“VIE”).

•
Mortgage interest income totaled $4.4 million, a decrease of $2.1 million over the same period in 2005.  The decrease was primarily the result of normal amortization, a $60 million loan payoff that occurred in the first quarter of 2005 and a $10 million loan payoff that occurred in the second quarter of 2006.

•
Other investment income totaled $3.7 million, an increase of $0.5 million over the same period in 2005.  The primary reason for the increase was due to dividends and accretion income associated with the Advocat securities.

•
Miscellaneous revenue was $0.5 million, a decrease of $4.0 million over the same period in 2005.  The decrease was due to contractual revenue owed to us resulting from a mortgage note prepayment that occurred in the first quarter of 2005.

Operating Expenses

Operating expenses for the year ended December 31, 2006 totaled $46.6 million, an increase of approximately $13.1 million over the same period in 2005.  The increase was primarily due to $8.3 million of increased depreciation expense, $3.3 million of incremental restricted stock expense and a $0.8 million provision for uncollectible notes receivable, partially offset by a 2005 leasehold termination expense for $1.1 million.

Detailed changes in our operating expenses for the year ended December 31, 2006 versus the same period in 2005 are as follows:

•
Our depreciation and amortization expense was $32.1 million, compared to $23.8 million for the same period in 2005.  The increase is due to new investments placed throughout 2005 and 2006, as well as depreciation from the consolidation of a VIE.

•
Our general and administrative expense, when excluding restricted stock amortization expense and compensation expense related to the performance restricted stock units, was $9.2 million, compared to $7.4 million for the same period in 2005.  The increase was primarily due to $1.2 million of restatement related expenses and normal inflationary increases in goods and services.

•
For the year ended December 31, 2006, in accordance with FAS No. 123R, we recorded approximately $3.3 million (included in general and administrative expense) of compensation expense associated with the performance restricted stock units (see Note 12 – Stockholders’ Equity and Stock Based Compensation).

•	In 2006, we recorded a $0.8 million provision for uncollectible notes receivable.
•	In 2005, we recorded a $1.1 million lease expiration accrual relating to disputed capital improvement requirements associated with a lease that expired June 30, 2005.

Other Income (Expense)

For the year ended December 31, 2006, our total other net expenses were $31.8 million as compared to $36.3 million for the same period in 2005.  The significant changes are as follows:

•
Our interest expense, excluding amortization of deferred costs and refinancing related interest expenses, for the year ended December 31, 2006 was $42.2 million, compared to $29.9 million for the same period in 2005.  The increase of $13.3 million was primarily due to higher debt on our balance sheet versus the same period in 2005 and from consolidation of interest expense from a VIE in 2006.

•
For the year ended December 31, 2006, we sold our remaining 760,000 shares of Sun’s common stock for approximately $7.6 million, realizing a gain on the sale of these securities of approximately $2.7 million.

•
For the year ended December 31, 2006, in accordance with FAS No. 133, we recorded a $9.1 million fair value adjustment to reflect the change in fair value during 2006 of our derivative instrument (i.e., the conversion feature of a redeemable convertible preferred stock security in Advocat, a publicly traded company; see Note 5 – Other Investments).

•	For the year ended December 31, 2006, we recorded a $3.6 million gain on Advocat securities (see Note 5 – Other Investments).
•
For the year ended December 31, 2006, we recorded a $0.8 million non-cash charge associated with the redemption of the remaining 20.7% of our $100 million aggregate principal amount of 6.95% unsecured notes due 2007 not otherwise tendered in 2005.

•
For the year ended December 31, 2006, we recorded a one time, non-cash charge of approximately $2.7 million relating to the write-off of deferred financing costs associated with the termination of our prior credit facility.

•
During the year ended December 31, 2005, we recorded a $3.4 million provision for impairment of an equity security.  In accordance with FASB No. 115, the $3.4 million provision for impairment was to write-down our 760,000 share investment in Sun’s common stock to its then current fair market value.

•	For the year ended December 31, 2005, we recorded $1.6 million in net cash proceeds resulting from settlement of a lawsuit filed suit filed by us against a former tenant.

2006 Taxes

So long as we qualify as a REIT and, among other things, we distribute 90% of our taxable income, we will not be subject to Federal income taxes on our income, except as described below.  For tax year 2006, preferred and common dividend payments of approximately $67 million made throughout 2006 satisfy the 2006 REIT requirements relating to qualifying income.  We are permitted to own up to 100% of a “taxable REIT subsidiary” (“TRS”).  Currently, we have two TRSs that are taxable as corporations and that pay federal, state and local income tax on their net income at the applicable corporate rates.  These TRSs had net operating loss carry-forwards as of December 31, 2006 of $12 million.  These loss carry-forwards were fully reserved with a valuation allowance due to uncertainties regarding realization.

During the fourth quarter of 2006, we determined that certain terms of the Advocat Series B non-voting, redeemable convertible preferred stock held by us could be interpreted as affecting our compliance with federal income tax rules applicable to REITs regarding related party tenant income.  As such, Advocat, one of our lessees, may be deemed to be a “related party tenant” under applicable federal income tax rules.  In such event, our rental income from Advocat would not be qualifying income under the gross income tests that are applicable to REITs.  In order to maintain qualification as a REIT, we annually must satisfy certain tests regarding the source of our gross income.  The applicable federal income tax rules provide a “savings clause” for REITs that fail to satisfy the REIT gross income tests if such failure is due to reasonable cause.  A REIT that qualifies for the savings clause will retain its REIT status but will pay a tax under section 857(b)(5) and related interest.  On December 15, 2006, we submitted to the IRS a request for a closing agreement to resolve the “related party tenant” issue.  Since that time, we have had additional conversations with the IRS, who has encouraged us to move forward with the process of obtaining a closing agreement, and we have submitted additional documentation in support of the issuance of a closing agreement with respect to this matter.  While we believe there are valid arguments that Advocat should not be deemed a “related party tenant,” the matter still is not free from doubt, and we believe it is in our best interest to proceed with the request for a closing agreement with the IRS in order to resolve the matter, minimize potential interest charges and obtain assurances regarding its continuing REIT status.  If obtained, a closing agreement will establish that any failure to satisfy the gross income tests was due to reasonable cause.  In the event that it is determined that the “savings clause” described above does not apply, we could be treated as having failed to qualify as a REIT for one or more taxable years.

As a result of the potential related party tenant issue described above and further discussed in Note 10 – Taxes, we have recorded a $2.3 million and $2.4 million provision for income taxes, including related interest expense, for the year ended December 31, 2006 and 2005, respectively.  The amount accrued represents the estimated liability and interest, which remains subject to final resolution and therefore is subject to change.  In addition, in October 2006, we restructured our Advocat relationship and have been advised by tax counsel that we will not receive any non-qualifying related party tenant income from Advocat in future fiscal years.  Accordingly, we do not expect to incur tax expense associated with related party tenant income in future periods commencing January 1, 2007, assuming we enter into a closing agreement with the IRS that recognizes that reasonable cause existed for any failure to satisfy the REIT gross income tests as explained above.

2006 Loss from Discontinued Operations

Discontinued operations relate to properties we disposed of in 2006 or are currently held-for-sale and are accounted for as discontinued operations under SFAS No. 144.  For the year ended December 31, 2006, we sold three SNFs and one ALF resulting in an accounting gain of approximately $0.2 million.

At December 31, 2006, we had seven assets held for sale with a net book value of approximately $4.7 million, which includes a reclassification of one asset with a net book value of $1.1 million that was reclassified as held for sale during 2007.

During the three months ended March 31, 2006, a $0.1 million provision for impairment charge was recorded to reduce the carrying value to its sales price of one facility that was under contract to be sold that was subsequently sold during the second quarter of 2006.  During the three months ended December 31, 2006, a $0.4 million impairment charge was recorded to reduce the carrying value of two facilities, currently under contract to be sold in the first quarter of 2007, to their respective sales price.

In accordance with SFAS No. 144, the $0.2 million realized net gain is reflected in our consolidated statements of operations as discontinued operations.  See Note 18 – Discontinued Operations.

Funds From Operations

Our funds from operations available to common stockholders (“FFO”), for the year ended December 31, 2006, was $76.7 million, compared to $42.7 million for the same period in 2005.

We calculate and report FFO in accordance with the definition and interpretive guidelines issued by the National Association of Real Estate Investment Trusts (“NAREIT”), and, consequently, FFO is defined as net income available to common stockholders, adjusted for the effects of asset dispositions and certain non-cash items, primarily depreciation and amortization.  We believe that FFO is an important supplemental measure of our operating performance.  Because the historical cost accounting convention used for real estate assets requires depreciation (except on land), such accounting presentation implies that the value of real estate assets diminishes predictably over time, while real estate values instead have historically risen or fallen with market conditions.  The term FFO was designed by the real estate industry to address this issue.  FFO herein is not necessarily comparable to FFO of other REITs that do not use the same definition or implementation guidelines or interpret the standards differently from us.

We use FFO as one of several criteria to measure the operating performance of our business.  We further believe that by excluding the effect of depreciation, amortization and gains or losses from sales of real estate, all of which are based on historical costs and which may be of limited relevance in evaluating current performance, FFO can facilitate comparisons of operating performance between periods and between other REITs.  We offer this measure to assist the users of our financial statements in evaluating our financial performance under GAAP, and FFO should not be considered a measure of liquidity, an alternative to net income or an indicator of any other performance measure determined in accordance with GAAP.  Investors and potential investors in our securities should not rely on this measure as a substitute for any GAAP measure, including net income.

The following table presents our FFO results for the years ended December 31, 2006 and 2005:

	Year Ended December 31,
	2006	2005
Net income available to common	$45,774	$25,355
Deduct gain from real estate dispositions(1)	(1,354)	(7,969)
	44,420	17,386
Elimination of non-cash items included in net income:
Depreciation and amortization(2)	32,263	25,277
Funds from operations available to common stockholders	$76,683	$42,663

(1)
The deduction of the gain from real estate dispositions includes the facilities classified as discontinued operations in our consolidated financial statements.  The gain deducted includes $1.2 million from a distribution from an investment in a limited partnership in 2006 and $0.2 million gain and $8.0 million gain related to facilities classified as discontinued operations for the year ended December 31, 2006 and 2005, respectively.

(2)
The add back of depreciation and amortization includes the facilities classified as discontinued operations in our consolidated financial statements.  FFO for 2006 and 2005 includes depreciation and amortization of $0.2 million and $1.4 million, respectively, related to facilities classified as discontinued operations.

Year Ended December 31, 2005 compared to Year Ended December 31, 2004

Operating Revenues

Our operating revenues for the year ended December 31, 2005 totaled $109.5 million, an increase of $22.6 million, over the same period in 2004.  The $22.6 million increase was primarily a result of new investments made throughout 2004 and 2005, contractual interest revenue associated with the payoff of a mortgage note, re-leasing and restructuring activities completed throughout 2004 and 2005.  The increase in operating revenues from new investments was partially offset by a reduction in mortgage interest income.

Detailed changes in operating revenues for the year ended December 31, 2005 are as follows:

•
Rental income was $95.3 million, an increase of $25.6 million over the same period in 2004.  The increase was primarily due to new leases entered into throughout 2004 and 2005, re-leasing and restructuring activities.

•
Mortgage interest income totaled $6.5 million, a decrease of $6.7 million over the same period in 2004.  The decrease is primarily the result of normal amortization and a $60 million loan payoff that occurred in the first quarter of 2005.

•
Other investment income totaled $3.2 million, an increase of $0.1 million over the same period in 2004.  The primary reason for the increase was due to dividends and accretion income associated with the Advocat securities.

•	Miscellaneous revenue was $4.5 million, an increase of $3.6 million over the same period in 2004. The increase was due to contractual revenue owed to us as a result of a mortgage note prepayment.

Operating Expenses

Operating expenses for the year ended December 31, 2005 totaled $33.5 million, an increase of approximately $5.9 million over the same period in 2004.  The increase was primarily due to $5.0 million of increased depreciation expense and a $1.1 million lease expiration accrual recorded in 2005.

Detailed changes in our operating expenses for the year ended December 31, 2005 are as follows:

•	Our depreciation and amortization expense was $23.8 million, compared to $18.8 million for the same period in 2004. The increase is due to new investments placed throughout 2004 and 2005.
•	Our general and administrative expense, when excluding restricted stock amortization expense, was $7.4 million, compared to $7.7 million for the same period in 2004.
•	A $0.1 million provision for uncollectible notes receivable was recorded in 2005.
•	A $1.1 million lease expiration accrual was recorded in 2005 relating to disputed capital improvement requirements associated with a lease that expired June 30, 2005.

Other Income (Expense)

For the year ended December 31, 2005, our total other net expenses were $36.3 million as compared to $45.5 million for the same period in 2004.  The significant changes are as follows:

•
Our interest expense, excluding amortization of deferred costs and refinancing related interest expenses, for the year ended December 31, 2005 was $29.9 million, compared to $23.1 million for the same period 2004.  The increase of $6.8 million was primarily due to higher debt on our balance sheet versus the same period in 2004.

•
For the year ended December 31, 2005, we recorded a $2.8 million non-cash charge associated with the tender and purchase of 79.3% of our $100 million aggregate principal amount of 6.95% unsecured notes due 2007.

•
For the year ended December 31, 2005, we recorded a $3.4 million provision for impairment on an equity security.  In accordance with FASB Statement No. 115, Accounting for Certain Investments in Debt and Equity Securities, we recorded the provision for impairment to write-down our 760,000 share investment in Sun common stock to its then current fair market value of $4.9 million.

•
For the year ended December 31, 2004, we recorded $19.1 million of refinancing-related charges associated with refinancing our capital structure.  The $19.1 million consists of a $6.4 million exit fee paid to our old bank syndication and a $6.3 million non-cash deferred financing cost write-off associated with the termination of our $225 million credit facility and our $50 million acquisition facility, and a loss of approximately $6.5 million associated with the sale of an interest rate cap.

•
For the year ended December 31, 2004, we recorded a $1.1 million fair value adjustment to reflect the change in fair value during 2004 of our derivative instrument (i.e., the conversion feature of a redeemable convertible preferred stock security in Advocat, a publicly traded company; see Note 5 – Other Investments).

•	For the year ended December 31, 2004, we recorded a $3.0 million charge associated with professional liability claims made against our former owned and operated facilities.

2005 Taxes

As a result of the possible related party tenant issue discussed in Note 10 – Taxes, we have recorded a $2.4 million and $0.4 million provision for income tax for the years ended December 31, 2005 and 2004, respectively.  The amount accrued represents the estimated liability and interest, which remains subject to final resolution and therefore is subject to change.  In addition, in October 2006, we restructured our Advocat relationship and have been advised by tax counsel that we will not receive any non-qualifying related party tenant income from Advocat in future fiscal years.  Accordingly, we do not expect to incur tax expense associated with related party tenant income in future periods commencing January 1, 2007, assuming we enter into a closing agreement with the IRS that recognizes that reasonable cause existed for any failure to satisfy the REIT gross income tests as explained above.

In addition, for tax year 2005, preferred and common dividend payments of approximately $56 million made throughout 2005 satisfy the 2005 REIT requirements relating to qualifying income (which states we must distribute at least 90% of our REIT taxable income for the taxable year and meet certain other conditions).  We are permitted to own up to 100% of a TRS.  Currently we have two TRSs that are taxable as corporations and that pay federal, state and local income tax on their net income at the applicable corporate rates.  These TRSs had net operating loss carry-forwards as of December 31, 2005 of $14.4 million.  These loss carry-forwards were fully reserved with a valuation allowance due to uncertainties regarding realization.

2005 Income from Discontinued Operations

Discontinued operations relate to properties we disposed of in 2005 or are currently held-for-sale and are accounted for as discontinued operations under SFAS No. 144.  For the year ended December 31, 2005, we sold eight SNFs, six ALFs and 50.4 acres of undeveloped land for combined cash proceeds of approximately $53 million, net of closing costs and other expenses, resulting in a combined accounting gain of approximately $8.0 million.

During the year ended December 31, 2005, a combined $9.6 million provision for impairment charge was recorded to reduce the carrying value on several facilities, some of which were subsequently closed, to their estimated fair values.

In accordance with SFAS No. 144, the $8.0 million realized net gain as well as the combined $9.6 million impairment charge is reflected in our consolidated statements of operations as discontinued operations.

Funds From Operations

Our FFO for the year ended December 31, 2005, was $42.7 million, compared to a deficit of $18.5 million, for the same period in 2004.

We calculate and report FFO in accordance with the definition and interpretive guidelines issued by NAREIT, and, consequently, FFO is defined as net income available to common stockholders, adjusted for the effects of asset dispositions and certain non-cash items, primarily depreciation and amortization.  We believe that FFO is an important supplemental measure of our operating performance.  Because the historical cost accounting convention used for real estate assets requires depreciation (except on land), such accounting presentation implies that the value of real estate assets diminishes predictably over time, while real estate values instead have historically risen or fallen with market conditions.  The term FFO was designed by the real estate industry to address this issue.  FFO herein is not necessarily comparable to FFO of other REITs that do not use the same definition or implementation guidelines or interpret the standards differently from us.

We use FFO as one of several criteria to measure operating performance of our business.  We further believe that by excluding the effect of depreciation, amortization and gains or losses from sales of real estate, all of which are based on historical costs and which may be of limited relevance in evaluating current performance, FFO can facilitate comparisons of operating performance between periods and between other REITs.  We offer this measure to assist the users of our financial statements in evaluating our financial performance under GAAP, and FFO should not be considered a measure of liquidity, an alternative to net income or an indicator of any other performance measure determined in accordance with GAAP.  Investors and potential investors in our securities should not rely on this measure as a substitute for any GAAP measure, including net income.

In February 2004, NAREIT informed its member companies that it was adopting the position of the SEC with respect to asset impairment charges and would no longer recommend that impairment write-downs be excluded from FFO.  In the tables included in this disclosure, we have applied this interpretation and have not excluded asset impairment charges in calculating our FFO.  As a result, our FFO may not be comparable to similar measures reported in previous disclosures.  According to NAREIT, there is inconsistency among NAREIT member companies as to the adoption of this interpretation of FFO.  Therefore, a comparison of our FFO results to another company's FFO results may not be meaningful.

The following table presents our FFO results for the years ended December 31, 2005 and 2004:

	Year Ended December 31,
	2005	2004
Net income (loss) available to common	$25,355	$(36,715)
Deduct gain from real estate dispositions(1)	(7,969)	(3,310)
	17,386	(40,025)
Elimination of non-cash items included in net income (loss):
Depreciation and amortization(2)	25,277	21,551
Funds from operations available to common stockholders	$42,663	$(18,474)

(1)
The deduction of the gain from real estate dispositions includes the facilities classified as discontinued operations in our consolidated financial statements.  The gain deducted includes $8.0 million gain and $3.3 million gain related to facilities classified as discontinued operations for the year ended December 31, 2005 and 2004, respectively.

(2)
The add back of depreciation and amortization includes the facilities classified as discontinued operations in our consolidated financial statements.  FFO for 2005 and 2004 includes depreciation and amortization of $1.4 million and $2.7 million, respectively, related to facilities classified as discontinued operations.

Portfolio Developments, New Investments and Recent Developments

The partial expiration of certain Medicare rate increases has had an adverse impact on the revenues of the operators of nursing home facilities and has negatively impacted some operators’ ability to satisfy their monthly lease or debt payment to us.  In several instances, we hold security deposits that can be applied in the event of lease and loan defaults, subject to applicable limitations under bankruptcy law with respect to operators seeking protection under title 11 of the United States Code, 11 U.S.C. §§ 101-1330, as amended and supplemented, (the “Bankruptcy Code”).

Below is a brief description, by third-party operator, of new investments or operator related transactions that occurred during the year ended December 31, 2006.

New Investments and Re-leasing Activities

Advocat, Inc.

On October 20, 2006, we restructured our relationship with Advocat (the “Second Advocat Restructuring”) by entering into a Restructuring Stock Issuance and Subscription Agreement with Advocat (the “2006 Advocat Agreement”).  Pursuant to the 2006 Advocat Agreement, we exchanged the Advocat Series B preferred stock and subordinated note issued to us in November 2000 in connection with a restructuring because Advocat was in default on its obligations to us (the “Initial Advocat Restructuring”) for 5,000 shares of Advocat’s Series C non-convertible, redeemable (at our option after September 30, 2010) preferred stock with a face value of approximately $4.9 million and a dividend rate of 7% payable quarterly, and a secured non-convertible subordinated note in the amount of $2.5 million maturing September 30, 2007 and bearing interest at 7% per annum.  As part of the Second Advocat Restructuring, we also amended our Consolidated Amended and Restated Master Lease by and between one of its subsidiaries, as lessor, and a subsidiary of Advocat, as lessee, to commence a new 12-year lease term through September 30, 2018 (with a renewal option for an additional 12 year term) and Advocat agreed to increase the master lease annual rent by approximately $687,000 to approximately $14 million commencing on January 1, 2007.

The Second Advocat Restructuring has been accounted for as a new lease in accordance with FASB Statement No. 13, Accounting for Leases (“FAS No. 13”) and FASB Technical Bulletin No. 88-1, Issues Relating to Accounting for Leases (“FASB TB No. 88-1”).  The fair value of the assets exchanged in the restructuring (i.e., the Series B non-voting redeemable convertible preferred stock and the secured convertible subordinated note, with a fair value of $14.9 million and $2.5 million, respectively, at October 20, 2006) in excess of the fair value of the assets received (the Advocat Series C non-convertible redeemable preferred stock and the secured non-convertible subordinated note, with a fair value of $4.1 million and $2.5 million, respectively, at October 20, 2006) have been recorded as a lease inducement asset of approximately $10.8 million in the fourth quarter of 2006.  The $10.8 million lease inducement asset is included in accounts receivable-net on our consolidated balance sheet and will be amortized as a reduction to rental income on a straight-line basis over the term of the new master lease.  The exchange of securities also resulted in a gain in 2006 of approximately $3.6 million representing: (i) the fair value of the secured convertible subordinated note of $2.5 million, previously reserved and (ii) the realization of the gain on investments previously classified as other comprehensive income of approximately $1.1 million relating to the Series B non-voting redeemable convertible preferred stock.

Guardian LTC Management, Inc.

On September 1, 2006, we completed a $25.0 million investment with subsidiaries of Guardian LTC Management, Inc. (“Guardian”), an existing operator of ours.  The transaction involved the purchase and leaseback of a SNF in Pennsylvania and termination of a purchase option on a combination SNF and rehabilitation hospital in West Virginia owned by us.  The facilities were included in an existing master lease with Guardian with an increase in contractual annual rent of approximately $2.6 million in the first year.  The master lease now includes 17 facilities.  In addition, the master lease term was extended from October 2014 through August 2016.

In accordance with FAS No. 13 and FASB TB No. 88-1 $19.2 million of the $25.0 million transaction amount will be accounted for as a lease inducement and is classified within accounts receivable – net on our consolidated balance sheets.  The lease inducement will be amortized as a reduction to rental income on a straight-line basis over the term of the new master lease.  The remaining payment to Guardian of $5.8 million will be allocated to the purchase of the Pennsylvania SNF.

Litchfield Transaction

On August 1, 2006, we completed a transaction with Litchfield Investment Company, LLC and its affiliates (“Litchfield”) to purchase 30 SNFs and one independent living center for a total investment of approximately $171 million.  The facilities total 3,847 beds and are located in the states of Colorado (5), Florida (7), Idaho (1), Louisiana (13), and Texas (5). The facilities were subject to master leases with three national healthcare providers, which are existing tenants of the Company.  The tenants are Home Quality Management, Inc. (“HQM”), Nexion Health, Inc. (“Nexion”), and Peak Medical Corporation, which was acquired by Sun Healthcare Group, Inc. (“Sun”) in December of 2005.

Simultaneously with the close of the purchase transaction, the seven HQM facilities were combined into an Amended and Restated Master Lease containing 13 facilities between us and HQM.  In addition, the 18 Nexion facilities were combined into an Amended and Restated Master Lease containing 22 facilities between us and Nexion.

We entered into a Master Lease, Assignment and Assumption Agreement with Litchfield on the six Sun facilities.  These six facilities are currently under a master lease that expires on September 30, 2007.

Haven Eldercare, LLC

During the three months ending March 31, 2006, Haven Eldercare, LLC (“Haven”), an existing operator of ours, entered into a $39 million first mortgage loan with General Electric Capital Corporation (“GE Loan”).  Haven used the $39 million of proceeds to partially repay on a $62 million mortgage it has with us.  Simultaneously, we subordinated the payment of our remaining $23 million on the mortgage note, due in October 2012, to that of the GE Loan.  As a result of this transaction, the interest rate on our remaining mortgage note to Haven rose from 10% to approximately 15%, with annual escalators.

In conjunction with the above transactions and the application of Financial Accounting Standards Board Interpretation No. 46R, Consolidation of Variable Interest Entities, (“FIN 46R”), we consolidated the financial statements and related real estate of this Haven entity into our financial statements.  The consolidation resulted in the following changes to our consolidated balance sheet as of December 31, 2006: (1) an increase in total gross investments of $39.0 million; (2) an increase in accumulated depreciation of $1.6 million; (3) an increase in accounts receivable-net of $0.1 million relating to straight-line rent; (4) an increase in other long-term borrowings of $39.0 million; and (5) a reduction of $1.5 million in cumulative net earnings for the year ended December 31, 2006 due to the increased depreciation expense offset by straight-line rental revenue.  General Electric Capital Corporation and Haven’s other creditors do not have recourse to our assets.  We have an option to purchase the mortgaged facilities for a fixed price in 2012.  Our results of operations reflect the effects of the consolidation of this entity, which is being accounted for similarly to our other purchase-leaseback transactions.

Assets Held for Sale

•
We had seven assets held for sale as of December 31, 2006 with a net book value of approximately $4.7 million, which includes a reclassification of one asset with a net book value of $1.1 million that was reclassified as held for sale during 2007.

•
We had nine assets held for sale as of December 31, 2005 with a combined net book value of $7.0 million, which includes a reclassification of five assets with a net book value of $4.6 million that were sold or reclassified as held for sale during 2006 and one asset with a net book value of $1.1 million that was reclassified as held for sale during 2007.

•
During the three months ended March 31, 2006, a $0.1 million provision for impairment charge was recorded to reduce the carrying value to its sales price of one facility that was under contract to be sold that was subsequently sold during the second quarter of 2006.  During the three months ended December 31, 2006, a $0.4 million impairment charge was recorded to reduce the carrying value of two facilities, currently under contract to be sold in the first quarter of 2007, to their respective sales price.

Asset Dispositions and Mortgage Payoffs in 2006

Hickory Creek Healthcare Foundation, Inc.

On June 16, 2006, we received approximately $10 million in proceeds on a mortgage loan payoff.  We held mortgages on 15 facilities located in Indiana, representing 619 beds.

Other Asset Sales

•	For the three-month period ended December 31, 2006, we sold an ALF in Ohio resulting in an accounting gain of approximately $0.4 million.
•	For the three-month period ended June 30, 2006, we sold two SNFs in California resulting in an accounting loss of approximately $0.1 million.
•	For the three-month period ended March 31, 2006, we sold a SNF in Illinois resulting in an accounting loss of approximately $0.2 million.

In accordance with SFAS No. 144, all related revenues and expenses as well as the $0.2 million realized net gain from the above mentioned facility sales are included within discontinued operations in our consolidated statements of operations for their respective time periods.

Liquidity and Capital Resources

At December 31, 2006, we had total assets of $1.2 billion, stockholders’ equity of $465.5 million and debt of $676.1 million, representing approximately 59.2% of total capitalization.

The following table shows the amounts due in connection with the contractual obligations described below as of December 31, 2006.

	Payments due by period
	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
	(in thousands)
Long-term debt(1)	$676,410	$415	$900	$150,785	$524,310
Other long-term liabilities	513	236	277	-	-
Total	$676,923	$651	$1,177	$150,785	$524,310

(1)
The $676.4 million includes $310 million aggregate principal amount of 7.0% Senior Notes due 2014, $175 million principal amount of 7.0% Senior Notes due 2016, $150.0 million borrowings under the new $200 million revolving secured credit facility (“New Credit Facility”), which matures in March 2010 and Haven’s $39 million first mortgage loan with General electric Capital Corporation that expires in 2012.

Financing Activities and Borrowing Arrangements

Bank Credit Agreements

At December 31, 2006, we had $150.0 million outstanding under our $200 million revolving senior secured credit facility (the “New Credit Facility”) and $2.5 million was utilized for the issuance of letters of credit, leaving availability of $47.5 million.  The $150.0 million of outstanding borrowings had a blended interest rate of 6.60% at December 31, 2006.  The New Credit Facility, entered into on March 31, 2006, is being provided by Bank of America, N.A., as Administrative Agent, Deutsche Bank Trust Company Americas, UBS Securities LLC, General Electric Capital Corporation, LaSalle Bank N.A., and Citicorp North America, Inc. and will be used for acquisitions and general corporate purposes.

The New Credit Facility replaced our previous $200 million senior secured credit facility (the “Prior Credit Facility”), that was terminated on March 31, 2006.  The New Credit Facility matures on March 31, 2010, and includes an “accordion feature” that permits us to expand our borrowing capacity to $300 million during our first two years.  For the year ended December 31, 2006, we recorded a one-time, non-cash charge of approximately $2.7 million relating to the write-off of deferred financing costs associated with the termination of our Prior Credit Facility.

Our long-term borrowings require us to meet certain property level financial covenants and corporate financial covenants, including prescribed leverage, fixed charge coverage, minimum net worth, limitations on additional indebtedness and limitations on dividend payouts.  As of December 31, 2006, we were in compliance with all property level and corporate financial covenants.

$100 Million Aggregate Principal Amount of 6.95% Unsecured Notes Tender and Redemption

On December 16, 2005, we initiated a tender offer and consent solicitation for all of our outstanding $100 million aggregate principal amount 6.95% notes due 2007 (the “2007 Notes”).  On December 30, 2005, we accepted for purchase 79.3% of the aggregate principal amount of the 2007 Notes outstanding that were tendered.  On December 30, 2005, our Board of Directors also authorized the redemption of all outstanding 2007 Notes that were not otherwise tendered.  On December 30, 2005, upon our irrevocable funding of the full redemption price for the 2007 Notes and certain other acts required by the Indenture governing the 2007 Notes, the Trustee of the 2007 Notes certified in writing to us (the “Certificate of Satisfaction and Discharge”) that the Indenture was satisfied and discharged as of December 30, 2005, except for certain provisions.  In accordance with FASB Statement No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities, we removed 79.3% of the aggregate principal amount of the 2007 Notes, which were tendered in our tender offer and consent solicitation, and the corresponding portion of the funds held in trust by the Trustee to pay the tender price from our balance sheet and recognized $2.8 million of additional interest expense associated with the tender offer.  On January 18, 2006, we completed the redemption of the remaining 2007 Notes not otherwise tendered.  In connection with the redemption and in accordance with FASB No. 140, we recognized $0.8 million of additional interest expense in the first quarter of 2006.  As of January 18, 2006, none of the 2007 Notes remained outstanding.

$175 Million Aggregate Principal Amount of 7% Unsecured Notes Issuance

On December 30, 2005, we closed on a private offering of $175 million of 7% senior unsecured notes due 2016 (“2016 Notes”) at an issue price of 99.109% of the principal amount of the notes (equal to a per annum yield to maturity of approximately 7.125%), resulting in gross proceeds to us of approximately $173.4 million.  The 2016 Notes are unsecured senior obligations to us, which have been guaranteed by our subsidiaries.  The 2016 Notes were issued in a private placement to qualified institutional buyers under Rule 144A under the Securities Act of 1933 (the “Securities Act”).  A portion of the proceeds of this private offering was used to pay the tender price and redemption price of the 2007 Notes.  On February 24, 2006, we filed a registration statement on Form S-4 under the Securities Act with the SEC offering to exchange up to $175 million aggregate principal amount of our registered 7% Senior Notes due 2016 (the “2016 Exchange Notes”), for all of our outstanding unregistered 2016 Notes. The terms of the 2016 Exchange Notes are identical to the terms of the 2016 Notes, except that the 2016 Exchange Notes are registered under the Securities Act and therefore freely tradable (subject to certain conditions). The 2016 Exchange Notes represent our unsecured senior obligations and are guaranteed by all of our subsidiaries with unconditional guarantees of payment that rank equally with existing and future senior unsecured debt of such subsidiaries and senior to existing and future subordinated debt of such subsidiaries. In April 2006, upon the expiration of the 2016 Notes Exchange Offer, $175 million aggregate principal amount of 2016 Notes were exchanged for the 2016 Exchange Notes.

$50 Million Aggregate Principal Amount of 7% Unsecured Notes Issuance

On December 2, 2005, we completed a privately placed offering of an additional $50 million aggregate principal amount of 7% senior notes due 2014 (the “2014 Add-on Notes”) at an issue price of 100.25% of the principal amount of the notes (equal to a per annum yield to maturity of approximately 6.95%), resulting in gross proceeds to us of approximately $50.1 million.  The terms of the 2014 Add-on Notes offered were substantially identical to our existing $200 million aggregate principal amount of 7% senior notes due 2014 issued in March 2004.  The 2014 Add-on Notes were issued through a private placement to qualified institutional buyers under Rule 144A under the Securities Act.  After giving effect to the issuance of the $50 million aggregate principal amount of this offering, we had outstanding $310 million aggregate principal amount of 7% senior notes due 2014.  On February 24, 2006, we filed a registration statement on Form S-4 under the Securities Act with the SEC offering to exchange up to $50 million aggregate principal amount of our registered 7% Senior Notes due 2014 (the “2014 Add-on Exchange Notes”), for all of our outstanding unregistered 2014 Add-on Notes. The terms of the 2014 Add-on Exchange Notes are identical to the terms of the 2014 Add-on Notes, except that the 2014 Add-on Exchange Notes are registered under the Securities Act and therefore freely tradable (subject to certain conditions). The 2014 Add-on Exchange Notes represent our unsecured senior obligations and are guaranteed by all of our subsidiaries with unconditional guarantees of payment that rank equally with existing and future senior unsecured debt of such subsidiaries and senior to existing and future subordinated debt of such subsidiaries. In May 2006, upon the expiration of the 2014 Add-on Notes Exchange Offer, $50 million aggregate principal amount of 2014 Add-on Notes were exchanged for the 2014 Add-on Exchange Notes.

5.175 Million Common Stock Offering

On November 21, 2005, we closed an underwritten public offering of 5,175,000 shares of our common stock at $11.80 per share, less underwriting discounts.  The sale included 675,000 shares sold in connection with the exercise of an over-allotment option granted to the underwriters.  We received approximately $58 million in net proceeds from the sale of the shares, after deducting underwriting discounts and before estimated offering expenses.

8.625% Series B Preferred Redemption

On May 2, 2005, we fully redeemed our 8.625% Series B Cumulative Preferred Stock (NYSE:OHI PrB) (“Series B Preferred Stock”).  We redeemed the 2.0 million shares of Series B at a price of $25.55104, comprising the $25 liquidation value and accrued dividend.  Under FASB-EITF Issue D-42, The Effect on the Calculation of Earnings per Share for the Redemption or Induced Conversion of Preferred Stock, the repurchase of the Series B Preferred Stock resulted in a non-cash charge to net income available to common shareholders of approximately $2.0 million reflecting the write-off of the original issuance costs of the Series B Preferred Stock.

Other Long-Term Borrowings

During the three months ended March 31, 2006, Haven used the $39 million of proceeds from the GE Loan to partially repay a portion of a $62 million mortgage it has with us.  Simultaneously, we subordinated the payment of its remaining $23 million on the mortgage note to that of the GE Loan.  In conjunction with the above transactions and the application of FIN 46R, we consolidated the financial statements of this Haven entity into our financial statements, which contained the long-term borrowings with General Electric Capital Corporation of $39.0 million.  The loan has an interest rate of approximately seven percent and is due in 2012.  The lender of the $39.0 million does not have recourse to our assets.  See Note – 3 Properties; Leased Property.

Dividends

In order to qualify as a REIT, we are required to distribute dividends (other than capital gain dividends) to our stockholders in an amount at least equal to (A) the sum of (i) 90% of our "REIT taxable income" (computed without regard to the dividends paid deduction and our net capital gain), and (ii) 90% of the net income (after tax), if any, from foreclosure property, minus (B) the sum of certain items of non-cash income. In addition, if we dispose of any built-in gain asset during a recognition period, we will be required to distribute at least 90% of the built-in gain (after tax), if any, recognized on the disposition of such asset. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before we timely file our tax return for such year and paid on or before the first regular dividend payment after such declaration. In addition, such distributions are required to be made pro rata, with no preference to any share of stock as compared with other shares of the same class, and with no preference to one class of stock as compared with another class except to the extent that such class is entitled to such a preference. To the extent that we do not distribute all of our net capital gain or do distribute at least 90%, but less than 100% of our "REIT taxable income," as adjusted, we will be subject to tax thereon at regular ordinary and capital gain corporate tax rates.  In addition, our New Credit Facility has certain financial covenants that limit the distribution of dividends paid during a fiscal quarter to no more than 95% of our aggregate cumulative funds from operations (“FFO”) as defined in the loan agreement governing the New Credit Facility (the “Loan Agreement”), unless a greater distribution is required to maintain REIT status.  The Loan Agreement defines FFO as net income (or loss) plus depreciation and amortization and shall be adjusted for charges related to: (i) restructuring our debt; (ii) redemption of preferred stock; (iii) litigation charges up to $5.0 million; (iv) non-cash charges for accounts and notes receivable up to $5.0 million; (v) non-cash compensation related expenses; (vi) non-cash impairment charges; and (vii) tax liabilities in an amount not to exceed $8.0 million.

Common Dividends

On January 16, 2007, the Board of Directors declared a common stock dividend of $0.26 per share, an increase of $0.01 per common share compared to the prior quarter.  The common dividend was paid February 15, 2007 to common stockholders of record on January 31, 2007.

On October 24, 2006, the Board of Directors declared a common stock dividend of $0.25 per share, an increase of $0.01 per common share compared to the prior quarter.  The common dividend was paid November 15, 2006 to common stockholders of record on November 3, 2006.

On July 17, 2006, the Board of Directors declared a common stock dividend of $0.24 per share.  The common dividend was paid August 15, 2006 to common stockholders of record on July 31, 2006.

On April 18, 2006, the Board of Directors declared a common stock dividend of $0.24 per share, an increase of $0.01 per common share compared to the prior quarter.  The common dividend was paid May 15, 2006 to common stockholders of record on April 28, 2006.

On January 17, 2006, the Board of Directors declared a common stock dividend of $0.23 per share, an increase of $0.01 per common share compared to the prior quarter.  The common stock dividend was paid February 15, 2006 to common stockholders of record on January 31, 2006.

Series D Preferred Dividends

On January 16, 2007, the Board of Directors declared regular quarterly dividends of approximately $0.52344 per preferred share on its 8.375% Series D cumulative redeemable preferred stock (the “Series D Preferred Stock”), that were paid February 15, 2007 to preferred stockholders of record on January 31, 2007.  The liquidation preference for our Series D Preferred Stock is $25.00 per share.  Regular quarterly preferred dividends for the Series D Preferred Stock represent dividends for the period November 1, 2006 through January 31, 2007.

On October 24, 2006, the Board of Directors declared the regular quarterly dividends of approximately $0.52344 per preferred share on the Series D Preferred Stock that were paid November 15, 2006 to stockholders of record on November 3, 2006.

On July 17, 2006, the Board of Directors declared regular quarterly dividends of approximately $0.52344 per preferred share on the Series D Preferred Stock that were paid August 15, 2006 to preferred stockholders of record on July 31, 2006.

On April 18, 2006, the Board of Directors declared regular quarterly dividends of approximately $0.52344 per preferred share on the Series D Preferred Stock that were paid May 15, 2006 to preferred stockholders of record on April 28, 2006.

On January 17, 2006, the Board of Directors declared regular quarterly dividends of approximately $0.52344 per preferred share on the Series D Preferred Stock that were paid February 15, 2006 to preferred stockholders of record on January 31, 2006.

Liquidity

We believe our liquidity and various sources of available capital, including cash from operations, our existing availability under our Credit Facility and expected proceeds from mortgage payoffs are more than adequate to finance operations, meet recurring debt service requirements and fund future investments through the next twelve months.

We regularly review our liquidity needs, the adequacy of cash flow from operations, and other expected liquidity sources to meet these needs.  We believe our principal short-term liquidity needs are to fund:

•  normal recurring expenses;
•  debt service payments;
•  preferred stock dividends;
•  common stock dividends; and
•  growth through acquisitions of additional properties.

The primary source of liquidity is our cash flows from operations.  Operating cash flows have historically been determined by: (i) the number of facilities we lease or have mortgages on; (ii) rental and mortgage rates; (iii) our debt service obligations; and (iv) general and administrative expenses.  The timing, source and amount of cash flows provided by financing activities and used in investing activities are sensitive to the capital markets environment, especially to changes in interest rates.  Changes in the capital markets environment may impact the availability of cost-effective capital and affect our plans for acquisition and disposition activity.

Cash and cash equivalents totaled $0.7 million as of December 31, 2006, a decrease of $3.2 million as compared to the balance at December 31, 2005.  The following is a discussion of changes in cash and cash equivalents due to operating, investing and financing activities, which are presented in our Consolidated Statement of Cash Flows.

Operating Activities – Net cash flow from operating activities generated $62.8 million for the year ended December 31, 2006, as compared to $74.1 million for the same period in 2005.  The $11.2 million decrease is due primarily to: (i) an investment made with Guardian that is classified as a lease inducement asset and (ii) one-time contractual revenue associated with a mortgage note prepayment in 2005.  The decrease was partially offset by (i) incremental revenue associated with acquisitions completed throughout 2005 and 2006 and (ii) normal working capital fluctuations during the period.

Investing Activities– Net cash flow from investing activities was an outflow of $161.4 million for the year ended December 31, 2006, as compared to an outflow of $195.3 million for the same period in 2005.  The decrease in outflows of $34.0 million was primarily due to: (i) $70 million of fewer acquisitions completed in 2006 versus 2005; (ii) $50 million of fewer proceeds received from the sale of real estate assets and the sale of Sun common stock in 2006 versus 2005; and (iii) a $10 million mortgage payoff in 2006 versus a $60 million mortgage payoff in 2005.

Financing Activities– Net cash flow from financing activities was an inflow of $95.3 million for the year ended December 31, 2006 as compared to an inflow of $113.1 million for the same period in 2005.  The change in financing cash flow was primarily a result of: (i) $50 million of additional net borrowings under our credit facility in 2006 compared to 2005; (ii) no common equity offerings in 2006 compared to a public issuance of 5.2 million shares of our common stock at a price of $11.80 per share in 2005; (iii) no debt offerings in 2006 compared to private offerings of a combined $225 million of senior unsecured notes in 2005; (iv) a $50 million redemption of Series B Preferred Stock in 2005; (v) a tender offer and purchase of our 2007 Notes in 2005; (vi) $26 million of incremental DRIP proceeds in 2006; (vii) $39 million in proceeds in 2006 due to the consolidation of a VIE; and (viii) $11 million of additional payments of common and preferred dividend payments in 2006.

Effects of Recently Issued Accounting Standards

In December 2004, the Financial Accounting Standards Board (“FASB”) issued FAS No. 123 (revised 2004), Share-Based Payment (“FAS No. 123R”), which is a revision of FAS No. 123, Accounting for Stock-Based Compensation. FAS No. 123R supersedes Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees, and amends FAS No. 95, Statement of Cash Flows.  We adopted FAS No. 123R at the beginning of our 2006 fiscal year using the modified prospective transition method.  The additional expense recorded in 2006 as a result of this adoption was approximately $3 thousand.

FIN 48 Evaluation

In July 2006, the FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes (“FIN 48”).  FIN 48 is an interpretation of FASB Statement No. 109, Accounting for Income Taxes, and it seeks to reduce the diversity in practice associated with certain aspects of measurement and recognition in accounting for income taxes.  In addition, FIN 48 will require expanded disclosure with respect to the uncertainty in income taxes and is effective as of the beginning of our 2007 fiscal year.  We are currently evaluating the impact of adoption of FIN 48 on our financial statements.

FAS 157 Evaluation

In September 2006, the FASB issued FASB Statement No. 157, Fair Value Measurements (“FAS No. 157”).  This standard defines fair value, establishes a methodology for measuring fair value and expands the required disclosure for fair value measurements.  FAS No. 157 is effective for fiscal years beginning after November 15, 2007, and interim periods within those years.  Provisions of FAS No. 157 are required to be applied prospectively as of the beginning of the fiscal year in which FAS No. 157 is applied.  We are evaluating the impact that FAS No. 157 will have on our financial statements.

Item 8 - Financial Statements and Supplementary Data

The consolidated financial statements and the report of Ernst & Young LLP, Independent Registered Public Accounting Firm, on such financial statements are filed as part of this report beginning on page F-1.  The summary of unaudited quarterly results of operations for the years ended December 31, 2006 and 2005 is included in Note 16 to our audited consolidated financial statements, which is incorporated herein by reference in response to Item 302 of Regulation S-K.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders
Omega Healthcare Investors, Inc.

We have audited the accompanying consolidated balance sheets of Omega Healthcare Investors, Inc. as of December 31, 2006 and 2005, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2006. Our audits also included the financial statement schedules listed in the Index at Item 15(a). These financial statements and schedules are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedules based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Omega Healthcare Investors, Inc. at December 31, 2006 and 2005, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2006, in conformity with U.S. generally accepted accounting principles.  Also, in our opinion, the related financial statement schedules, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

As discussed in Note 2 to the consolidated financial statements, the Company changed its accounting for stock-based compensation in connection with the adoption of Statement of Financial Accounting Standards No. 123 (R), “Share-Based Payment.”

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Omega Healthcare Investors, Inc.’s internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 22, 2007 expressed an unqualified opinion on management’s assessment and an adverse opinion on internal control over financial reporting.

/s/ Ernst & Young LLP

McLean, Virginia
February 22, 2007, except for Notes 2, 3, 17 and 18, as to which the date is December 19, 2007

OMEGA HEALTHCARE INVESTORS, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands)
	December 31,	December 31,
	2006	2005
ASSETS
Real estate properties
Land and buildings at cost	$1,235,679	$989,006
Less accumulated depreciation	(187,797)	(155,850)
Real estate properties – net	1,047,882	833,156
Mortgage notes receivable – net	31,886	104,522
	1,079,768	937,678
Other investments – net	22,078	28,918
	1,101,846	966,596
Assets held for sale – net	4,663	6,959
Total investments	1,106,509	973,555

Cash and cash equivalents	729	3,948
Restricted cash	4,117	5,752
Accounts receivable – net	51,194	15,018
Other assets	12,821	37,769
Total assets	$1,175,370	$1,036,042

LIABILITIES AND STOCKHOLDERS’ EQUITY
Revolving line of credit	$150,000	$58,000
Unsecured borrowings	484,731	505,429
Other long–term borrowings	41,410	2,800
Accrued expenses and other liabilities	28,037	25,315
Income tax liabilities	5,646	3,299
Operating liabilities for owned properties	92	256
Total liabilities	709,916	595,099

Stockholders’ equity:
Preferred stock issued and outstanding – 4,740 shares Class D with an aggregate liquidation preference of $118,488	118,488	118,488
Common stock $.10 par value authorized – 100,000 shares: Issued and outstanding – 59,703 shares in 2006 and 56,872 shares in 2005	5,970	5,687
Common stock and additional paid-in-capital	694,207	657,920
Cumulative net earnings	292,766	237,069
Cumulative dividends paid	(602,910)	(536,041)
Cumulative dividends – redemption	(43,067)	(43,067)
Unamortized restricted stock awards	—	(1,167)
Accumulated other comprehensive income	—	2,054
Total stockholders’ equity	465,454	440,943
Total liabilities and stockholders’ equity	$1,175,370	$1,036,042

See accompanying notes.

OMEGA HEALTHCARE INVESTORS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
	Year Ended December 31,
	2006	2005	2004
Revenues
Rental income	$126,892	$95,330	$69,746
Mortgage interest income	4,402	6,527	13,266
Other investment income – net	3,687	3,219	3,129
Miscellaneous	532	4,459	831
Total operating revenues	135,513	109,535	86,972
Expenses
Depreciation and amortization	32,070	23,813	18,799
General and administrative	13,744	8,587	8,841
Provisions for uncollectible mortgages, notes and accounts receivable	792	83	-
Leasehold expiration expense	-	1,050	-
Total operating expenses	46,606	33,533	27,640

Income before other income and expense	88,907	76,002	59,332
Other income (expense):
Interest and other investment income	413	220	122
Interest expense	(42,174)	(29,900)	(23,050)
Interest – amortization of deferred financing costs	(1,952)	(2,121)	(1,852)
Interest – refinancing costs	(3,485)	(2,750)	(19,106)
Gain on sale of equity securities	2,709	-	-
Gain on investment restructuring	3,567	-	-
Provisions for impairment on equity securities	-	(3,360)	-
Litigation settlements and professional liability claims	-	1,599	(3,000)
Change in fair value of derivatives	9,079	(16)	1,361
Total other expense	(31,843)	(36,328)	(45,525)

Income before gain on assets sold	57,064	39,674	13,807
Gain from assets sold – net	1,188	-	-
Income from continuing operations before income taxes	58,252	39,674	13,807
Provision for income taxes	(2,347)	(2,385)	(393)
Income from continuing operations	55,905	37,289	13,414
Discontinued operations	(208)	1,464	6,732
Net income	55,697	38,753	20,146
Preferred stock dividends	(9,923)	(11,385)	(15,807)
Preferred stock conversion and redemption charges	-	(2,013)	(41,054)
Net income (loss) available to common	$45,774	$25,355	$(36,715)

Income (loss) per common share:
Basic:
Income (loss) from continuing operations	$0.78	$0.46	$(0.96)
Net income (loss)	$0.78	$0.49	$(0.81)
Diluted:
Income (loss) from continuing operations	$0.78	$0.46	$(0.96)
Net income (loss)	$0.78	$0.49	$(0.81)

Dividends declared and paid per common share	$0.96	$0.85	$0.72

Weighted-average shares outstanding, basic	58,651	51,738	45,472
Weighted-average shares outstanding, diluted	58,745	52,059	45,472

Components of other comprehensive income:
Net income	$55,697	$38,753	$20,146
Unrealized gain (loss) on common stock investment	1,580	1,384	(1,224)
Reclassification adjustment for gains on common stock investment	(1,740)	-	-
Reclassification adjustment for gains on preferred stock investment	(1,091)	-	-
Unrealized (loss) gain on preferred stock investment and hedging contracts – net	(803)	(1,258)	7,607
Total comprehensive income	$53,643	$38,879	$26,529
See accompanying notes.

OMEGA HEALTHCARE INVESTORS, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS EQUITY
(in thousands, except per share amounts)
	Common Stock Par Value	Additional Paid-in Capital	Preferred Stock	Cumulative Net Earnings

Balance at December 31, 2003 (37,291 common shares)	3,729	481,467	212,342	178,170
Issuance of common stock:
Grant of restricted stock (318 shares at $10.54 per share)	—	3,346	—	—
Amortization of restricted stock	—	—	—	—
Dividend reinvestment plan (16 shares at $9.84 per share)	2	157	—	—
Exercised options (1,190 shares at an average exercise price of $2.775per share)	119	(403)	—	—
Grant of stock as payment of directors fees (10 shares at an average of$10.3142 per share)	1	101	—	—
Equity offerings (2,718 shares at $9.85 per share)	272	23,098	—	—
Equity offerings (4,025 shares at $11.96 per share)	403	45,437	—	—
Net income for 2004	—	—	—	20,146
Purchase of Explorer common stock (11,200 shares).	(1,120)	(101,025)	—	—
Common dividends paid ($0.72 per share).	—	—	—	—
Issuance of Series D preferred stock (4,740 shares).	—	(3,700)	118,488	—
Series A preferred redemptions.	—	2,311	(57,500)	—
Series C preferred stock conversions.	1,676	103,166	(104,842)	—
Series C preferred stock redemptions	—	38,743	—	—
Preferred dividends paid (Series A of $1.156 per share, Series B of $2.156 per share and Series D of $1.518 per share)	—	—	—	—
Reclassification for realized loss on sale of interest rate cap	—	—	—	—
Unrealized loss on Sun common stock investment	—	—	—	—
Unrealized gain on Advocat securities	—	—	—	—

Balance at December 31, 2004 (50,824 common shares)	5,082	592,698	168,488	198,316
Issuance of common stock:
Grant of restricted stock (7 shares at $11.03 per share)	—	77	—	—
Amortization of restricted stock	—	—	—	—
Vesting of restricted stock (grants 66 shares)	7	(521)	—	—
Dividend reinvestment plan (573 shares at $12.138 per share)	57	6,890	—	—
Exercised options (218 shares at an average exercise price of $2.837 pershare)	22	(546)	—	—
Grant of stock as payment of directors fees (9 shares at an average of$11.735 per share)	1	99	—	—
Equity offerings (5,175 shares at $11.80 per share)	518	57,223	—	—
Net income for 2005	—	—	—	38,753
Common dividends paid ($0.85 per share).	—	—	—	—
Series B preferred redemptions.	—	2,000	(50,000)	—
Preferred dividends paid (Series B of $1.090 per share and Series D of $2.0938 per share)	—	—	—	—
Reclassification for realized loss on Sun common stock investment	—	—	—	—
Unrealized loss on Sun common stock investment	—	—	—	—
Unrealized gain on Advocat securities	—	—	—	—

Balance at December 31, 2005 (56,872 common shares)	5,687	657,920	118,488	237,069
Impact of adoption of FAS No. 123(R)	—	(1,167)	—	—
Issuance of common stock:
Grant of restricted stock (7 shares at $12.59 per share)	1	(1)	—	—
Amortization of restricted stock	—	4,517	—	—
Vesting of restricted stock (grants 90 shares)	9	(247)	—	—
Dividend reinvestment plan (2,558 shares at $12.967 per share)	256	32,840	—	—
Exercised options (170 shares at an average exercise price of $2.906 pershare)	17	446	—	—
Grant of stock as payment of directors fees (6 shares at an average of$12.716 per share)	—	77	—	—
Costs for 2005 equity offerings	—	(178)	—	—
Net income for 2006	—	—	—	55,697
Common dividends paid ($0.96 per share).	—	—	—	—
Preferred dividends paid (Series D of $2.094 per share)	—	—	—	—
Reclassification for realized gain on Sun common stock investment	—	—	—	—
Unrealized gain on Sun common stock investment	—	—	—	—
Reclassification for unrealized gain on Advocat securities	—	—	—	—
Unrealized loss on Advocat securities	—	—	—	—

Balance at December 31, 2006 (59,703 common shares)	$5,970	$694,207	$118,488	$292,766
See accompanying notes.

OMEGA HEALTHCARE INVESTORS, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS EQUITY
(in thousands, except per share amounts)
	Cumulative Dividends	Unamortized Restricted Stock Awards	Accumulated Other Comprehensive Loss	Total
Balance at December 31, 2003 (37,291 common shares)	(431,123)	—	(4,455)	440,130
Issuance of common stock:
Grant of restricted stock (318 shares at $10.54 per share)	—	(3,346)	—	—
Amortization of restricted stock	—	1,115	—	1,115
Dividend reinvestment plan (16 shares)	—	—	—	159
Exercised options (1,190 shares at an average exercise price of $2.775 pershare)	—	—	—	(284)
Grant of stock as payment of directors fees (10 shares at an average of$10.3142 per share)	—	—	—	102
Equity offerings (2,718 shares)	—	—	—	23,370
Equity offerings (4,025 shares)	—	—	—	45,840
Net income for 2004	—	—	—	20,146
Purchase of Explorer common stock (11,200 shares).	—	—	—	(102,145)
Common dividends paid ($0.72 per share).	(32,151)	—	—	(32,151)
Issuance of Series D preferred stock (4,740 shares)	—	—	—	114,788
Series A preferred stock redemptions	(2,311)	—	—	(57,500)
Series C preferred stock conversions	—	—	—	—
Series C preferred stock redemptions	(38,743)	—	—	—
Preferred dividends paid (Series A of $1.156 per share, Series B of $2.156 pershare and Series D of $1.518 per share)	(17,018)	—	—	(17,018)
Reclassification for realized loss on sale of interest rate cap	—	—	6,014	6,014
Unrealized loss on Sun common stock investment	—	—	(2,783)	(2,783)
Unrealized gain on Advocat securities	—	—	3,152	3,152

Balance at December 31, 2004 (50,824 common shares)	(521,346)	(2,231)	1,928	442,935
Issuance of common stock:
Grant of restricted stock (7 shares at $11.03 per share)	—	(77)	—	—
Amortization of restricted stock	—	1,141	—	1,141
Vesting of restricted stock (grants 66 shares)	—	—	—	(514)
Dividend reinvestment plan (573 shares at $12.138 per share)	—	—	—	6,947
Exercised options (218 shares at an average exercise price of $2.837per share)	—	—	—	(524)
Grant of stock as payment of directors fees (9 shares at an average of$11.735per share)	—	—	—	100
Equity offerings (5,175 shares at $11.80 per share)	—	—	—	57,741
Net income for 2005	—	—	—	38,753
Common dividends paid ($0.85 per share).	(43,645)	—	—	(43,645)
Series B preferred redemptions.	(2,013)	—	—	(50,013)
Preferred dividends paid (Series B of $1.090 per share and Series D of $2.0938 per share)	(12,104)	—	—	(12,104)
Reclassification for realized loss on Sun common stock investment	—	—	3,360	3,360
Unrealized loss on Sun common stock investment	—	—	(1,976)	(1,976)
Unrealized loss on Advocat securities	—	—	(1,258)	(1,258)

Balance at December 31, 2005 (56,872 common shares)	(579,108)	(1,167)	2,054	440,943
Impact of adoption of FAS No. 123(R)	—	1,167	—	—
Issuance of common stock:
Grant of restricted stock (7 shares at $12.590 per share)	—	—	—	—
Amortization of restricted stock	—	—	—	4,517
Vesting of restricted stock (grants 90 shares)	—	—	—	(238)
Dividend reinvestment plan (2,558 shares at $12.967 per share)	—	—	—	33,096
Exercised options (170 shares at an average exercise price of $2.906per share)	—	—	—	463
Grant of stock as payment of directors fees (6 shares at an average of$12.716per share)	—	—	—	77
Costs for 2005 equity offerings	—	—	—	(178)
Net income for 2006	—	—	—	55,697
Common dividends paid ($0.96 per share).	(56,946)	—	—	(56,946)
Preferred dividends paid (Series D of $2.094 per share)	(9,923)	—	—	(9,923)
Reclassification for realized gain on Sun common stock investment	—	—	(1,740)	(1,740)
Unrealized gain on Sun common stock investment	—	—	1,580	1,580
Reclassification for unrealized gain on Advocat securities	—	—	(1,091)	(1,091)
Unrealized loss on Advocat securities	—	—	(803)	(803)

Balance at December 31, 2006 (59,703 common shares)	$(645,977)	$—	$—	$465,454
See accompanying notes.

OMEGA HEALTHCARE INVESTORS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (in thousands)
	Year Ended December 31,
	2006	2005	2004
Cash flow from operating activities
Net income	$55,697	$38,753	$20,146
Adjustment to reconcile net income to cash provided by operating activities:
Depreciation and amortization (including amounts in discontinued operations)	32,263	25,277	21,551
Provisions for impairment (including amounts in discontinued operations)	541	9,617	—
Provisions for uncollectible mortgages, notes and accounts receivable (including amounts in discontinued operations)	944	83	—
Provision for impairment on equity securities	—	3,360	—
Income from accretion of marketable securities to redemption value	(1,280)	(1,636)	(810)
Refinancing costs	3,485	2,750	19,106
Amortization for deferred finance costs	1,952	2,121	1,852
(Gain) loss on assets and equity securities sold - net (incl. amounts in discontinued operations)	(4,063)	(7,969)	(3,358)
Gain on investment restructuring	(3,567)	—	—
Restricted stock amortization expense	4,517	1,141	1,115
Adjustment of derivatives to fair value	(9,079)	16	(1,361)
Other	(61)	(1,521)	(55)
Net change in accounts receivable	(64)	2,150	(742)
Net change in straight-line rent	(6,158)	(5,284)	(4,136)
Net change in lease inducement	(19,965)	—	—
Net change in other assets	2,558	4,075	(72)
Net change in income tax liabilities	2,347	2,385	394
Net change in other operating assets and liabilities	2,744	(1,252)	2,028
Net cash provided by operating activities	62,811	74,066	55,658

Cash flow from investing activities
Acquisition of real estate	(178,906)	(248,704)	(114,214)
Placement of mortgage loans	—	(61,750)	(6,500)
Proceeds from sale of stock	7,573	—	480
Proceeds from sale of real estate investments	2,406	60,513	5,672
Capital improvements and funding of other investments	(6,806)	(3,821)	(5,606)
Proceeds from other investments and assets held for sale – net	37,937	6,393	9,145
Investments in other investments– net	(34,445)	(9,574)	(3,430)
Collection of mortgage principal	10,886	61,602	8,226
Net cash used in investing activities	(161,355)	(195,341)	(106,227)

Cash flow from financing activities
Proceeds from credit line borrowings	262,800	387,800	157,700
Payments of credit line borrowings	(170,800)	(344,800)	(319,774)
Payment of re-financing related costs	(3,194)	(7,818)	(16,591)
Proceeds from long-term borrowings	39,000	223,566	261,350
Payments of long-term borrowings	(390)	(79,688)	(350)
Payment to Trustee to redeem long-term borrowings	—	(22,670)	—
Proceeds from sale of interest rate cap	—	—	3,460
Receipts from Dividend Reinvestment Plan	33,096	6,947	262
Receipts/(payments) for exercised options – net	225	(1,038)	(387)
Dividends paid	(66,869)	(55,749)	(49,169)
Redemption of preferred stock	—	(50,013)	(57,500)
Proceeds from preferred stock offering	—	—	12,643
Proceeds from common stock offering	—	57,741	69,210
Payment on common stock offering	(178)	(29)	—
Other	1,635	(1,109)	(1,296)
Net cash provided by financing activities	95,325	113,140	59,558

(Decrease) increase in cash and cash equivalents	(3,219)	(8,135)	8,989
Cash and cash equivalents at beginning of year	3,948	12,083	3,094
Cash and cash equivalents at end of year	$729	$3,948	$12,083
Interest paid during the year	$34,995	$31,354	$19,150
See accompanying notes.

          OMEGA HEALTHCARE INVESTORS, INC.
                         NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - ORGANIZATION AND BASIS OF PRESENTATION

Organization

Omega Healthcare Investors, Inc. (“Omega”), a Maryland corporation, is a self-administered real estate investment trust (“REIT”).  From the date that we commenced operations in 1992, we have invested primarily in income-producing healthcare facilities, which include long-term care nursing homes, assisted living facilities and rehabilitation hospitals.  At December 31, 2006, we have investments in 239 healthcare facilities located throughout the United States.

Consolidation

Our consolidated financial statements include the accounts of Omega and all direct and indirect wholly owned subsidiaries.  All inter-company accounts and transactions have been eliminated in consolidation.

Financial Accounting Standards Board (“FASB”) Interpretation No. 46R, Consolidation of Variable Interest Entities, (“FIN 46R”), addresses the consolidation by business enterprises of VIEs.  We consolidate all VIEs for which we are the primary beneficiary.  Generally, a VIE is an entity with one or more of the following characteristics: (a) the total equity investment at risk is not sufficient to permit the entity to finance its activities without additional subordinated financial support; (b) as a group the holders of the equity investment at risk lack (i) the ability to make decisions about an entity’s activities through voting or similar rights, (ii) the obligation to absorb the expected losses of the entity, or (iii) the right to receive the expected residual returns of the entity; or (c) the equity investors have voting rights that are not proportional to their economic interests, and substantially all of the entity’s activities either involve, or are conducted on behalf of, an investor that has disproportionately few voting rights.  FIN 46R requires a VIE to be consolidated in the financial statements of the entity that is determined to be the primary beneficiary of the VIE.  The primary beneficiary generally is the entity that will receive a majority of the VIE’s expected losses, receive a majority of the VIE’s expected residual returns, or both.

In accordance with FIN 46R, we determined that we were the primary beneficiary of one VIE beginning in 2006.  This VIE is derived from a financing relationship entered into between Omega and one company that is engaged in the ownership and rental of six skilled nursing facilities (“SNFs”) and one assisted living facility (“ALF”).  The consolidation of the VIE as of December 31, 2006 resulted in an increase in our consolidated total assets (primarily real estate) of $37.5 million and liabilities (primarily indebtedness) of approximately $39 million and a decrease in stockholders’ equity of approximately $1.5 million.  The creditors of the VIE do not have recourse to our assets.

We have one reportable segment consisting of investments in real estate.  Our business is to provide financing and capital to the long-term healthcare industry with a particular focus on skilled nursing facilities located in the United States.  Our core portfolio consists of long-term lease and mortgage agreements.  All of our leases are “triple-net” leases, which require the tenants to pay all property related expenses.  Our mortgage revenue derives from fixed-rate mortgage loans, which are secured by first mortgage liens on the underlying real estate and personal property of the mortgagor.  Substantially all depreciation expenses reflected in the consolidated statement of operations relate to the ownership of our investment in real estate.

Restated Financial Data

On December 14, 2006, we filed a Form 10-K/A, which amended our previously filed Form 10-K for fiscal year 2005.  Contained within that Form 10-K/A were restated consolidated financial statements for the three years ended December 31, 2005.  The restatements corrected errors in previously reported amounts related to income tax matters and to certain debt and equity investments in Advocat Inc. (“Advocat”), as well as to the recording of certain straight-line rental income.  Amounts reflected herein were derived from the restated financial information rather than the 2005 Form 10-K, which had been filed with the SEC on February 17, 2006 and mailed to shareholders shortly thereafter.  Similarly, on December 14, 2006, we filed Forms 10-Q/A amending the previously filed consolidated financial statements for the first and second quarters of fiscal 2006.

OMEGA HEALTHCARE INVESTORS, INC.
                                             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Accounting Estimates

The preparation of financial statements in conformity with generally accepted accounting principles (“GAAP”) in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Real Estate Investments and Depreciation

We allocate the purchase price of properties to net tangible and identified intangible assets acquired based on their fair values in accordance with the provisions Statement of Financial Accounting Standards ("SFAS") No. 141, Business Combinations.  In making estimates of fair values for purposes of allocating purchase price, we utilize a number of sources, including independent appraisals that may be obtained in connection with the acquisition or financing of the respective property and other market data.  We also consider information obtained about each property as a result of its pre-acquisition due diligence, marketing and leasing activities in estimating the fair value of the tangible and intangible assets acquired.  All costs of significant improvements, renovations and replacements are capitalized.  In addition, we capitalize leasehold improvements when certain criteria are met, including when we supervise construction and will own the improvement.  Expenditures for maintenance and repairs are charged to operations as they are incurred.

Depreciation is computed on a straight-line basis over the estimated useful lives ranging from 20 to 40 years for buildings and improvements and three to 10 years for furniture, fixtures and equipment.  Leasehold interests are amortized over the shorter of useful life or term of the lease, with lives ranging from four to seven years.

Asset Impairment

Management periodically, but not less than annually, evaluates our real estate investments for impairment indicators, including the evaluation of our assets’ useful lives.  The judgment regarding the existence of impairment indicators is based on factors such as, but not limited to, market conditions, operator performance and legal structure.  If indicators of impairment are present, management evaluates the carrying value of the related real estate investments in relation to the future undiscounted cash flows of the underlying facilities.  Provisions for impairment losses related to long-lived assets are recognized when expected future undiscounted cash flows are determined to be permanently less than the carrying values of the assets.  An adjustment is made to the net carrying value of the leased properties and other long-lived assets for the excess of historical cost over fair value.  The fair value of the real estate investment is determined by market research, which includes valuing the property as a nursing home as well as other alternative uses. All impairments are taken as a period cost at that time, and depreciation is adjusted going forward to reflect the new value assigned to the asset.

If we decide to sell rental properties or land holdings, we evaluate the recoverability of the carrying amounts of the assets.  If the evaluation indicates that the carrying value is not recoverable from estimated net sales proceeds, the property is written down to estimated fair value less costs to sell.  Our estimates of cash flows and fair values of the properties are based on current market conditions and consider matters such as rental rates and occupancies for comparable properties, recent sales data for comparable properties, and, where applicable, contracts or the results of negotiations with purchasers or prospective purchasers.

For the years ended December 31, 2006, 2005, and 2004 we recognized impairment losses of $0.5 million, $9.6 million and $0.0 million, respectively, including amounts classified within discontinued operations.

Loan Impairment

Management, periodically but not less than annually, evaluates our outstanding loans and notes receivable.  When management identifies potential loan impairment indicators, such as non-payment under the loan documents, impairment of the underlying collateral, financial difficulty of the operator or other circumstances that may impair full execution of the loan documents, and management believes these indicators are permanent, then the loan is written down to the present value of the expected future cash flows.  In cases where expected future cash flows cannot be estimated, the loan is written down to the fair value of the collateral.  The fair value of the loan is determined by market research, which includes valuing the property as a nursing home as well as other alternative uses.  We recorded loan impairments of $0.9 million, $0.1 million and $0.0 million for the years ended December 31, 2006, 2005 and 2004, respectively.

                                                                                  OMEGA HEALTHCARE INVESTORS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued

    In accordance with FASB Statement No. 114, Accounting by Creditors for Impairment of a Loan and FASB Statement No. 118, Accounting by Creditors for Impairment of a Loan – Income Recognition and Disclosures, we currently account for impaired loans using the cost-recovery method applying cash received against the outstanding principal balance prior to recording interest income (see Note 5 – Other Investments).  At December 31, 2006 and 2005, we had notes receivable totaling $0.0 million and $1.8 million, respectively, which were determined to be impaired.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash on hand and highly liquid investments with a maturity date of three months or less when purchased.  These investments are stated at cost, which approximates fair value.

Restricted Cash

Restricted cash consists primarily of funds escrowed for tenants’ security deposits required by us pursuant to certain contractual terms (see Note 7 – Lease and Mortgage Deposits).

Accounts Receivable

Accounts receivable consists primarily of amounts due under lease and mortgage agreements.  Amounts recorded include estimated provisions for loss related to uncollectible accounts and disputed items.  On a monthly basis, we review the contractual payment versus actual cash payment received and the contractual payment due date versus actual receipt date.  When management identifies delinquencies, a judgment is made as to the amount of provision, if any, that is needed.

Recognizing rental income on a straight-line basis results in recognized revenue exceeding contractual amounts due from our tenants.  Such cumulative excess amounts are included in accounts receivable and were $20.0 million and $13.8 million, net of allowances, at December 31, 2006 and 2005, respectively.  In the case of a lease recognized on a straight-line basis, we will generally provide an allowance for straight-line accounts receivable when certain conditions or indicators of adverse collectibility are present (e.g., lessee payment delinquencies, bankruptcy indicators, etc.).  At December 31, 2006 and 2005, the allowance for straight-line accounts receivable was $7.2 million and $6.7 million, respectively.

Investments in Debt and Equity Securities

Marketable securities classified as available-for-sale are stated at fair value with unrealized gains and losses recorded in accumulated other comprehensive income.  Realized gains and losses and declines in value judged to be other-than-temporary on securities held as available-for-sale are included in other income. The cost of securities sold is based on the specific identification method. If events or circumstances indicate that the fair value of an investment has declined below its carrying value and we consider the decline to be “other than temporary,” the investment is written down to fair value and an impairment loss is recognized.

In accordance with SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities, during the year ended December 31, 2005, we recorded a $3.4 million provision for impairment to write-down our 760,000 share investment in Sun Healthcare Group, Inc. (“Sun”) common stock to its then current fair market value.  During the year ended December 31, 2006, we sold our remaining 760,000 shares of Sun’s common stock for approximately $7.6 million, realizing a gain on the sale of these securities of approximately $2.7 million.

We record dividend and accretion income on preferred stock based upon whether the amount and timing of collections are both probable and reasonably estimable.  We recognize accretion income on a prospective basis using the effective interest method to the redemption date of the security.

Our investment in Advocat Series B preferred stock was classified as an available-for-sale security.  The face value plus the value of the accrued dividends, which had previously been written down to zero due to impairment, were accreted into income ratably through the Omega redemption date (September 30, 2007).  The cumulative amount recognized as income was limited to the fair market value of the preferred stock.  The difference between the fair market value of the preferred stock and the accretive value of the security was recorded as other comprehensive income on the balance sheet.  The Advocat Series B preferred stock was exchanged for the Advocat Series C preferred stock on October 20, 2006.  See Note 5 – Other Investments.

                                                                                                                     OMEGA HEALTHCARE INVESTORS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued

    At December 31, 2006, we had one preferred stock investment security (i.e., Series C preferred shares of Advocat, a publicly traded company).  This security is classified as a held-to-maturity security and was acquired in the Advocat restructuring.  It was initially recorded at fair value and will be accreted to its mandatory redemption value.  See Note 5 – Other Investments.

Comprehensive Income

SFAS 130, Reporting Comprehensive Income, establishes guidelines for the reporting and display of comprehensive income and its components in financial statements.  Comprehensive income includes net income and all other non-owner changes in stockholders’ equity during a period including unrealized gains and losses on equity securities classified as available-for-sale and unrealized fair value adjustments on certain derivative instruments.

Deferred Financing Costs

Deferred financing costs are amortized on a straight-line basis over the terms of the related borrowings which approximate the effective interest method. Amortization of financing costs totaling $2.0 million, $2.1 million and $1.9 million in 2006, 2005 and 2004, respectively, is classified as “interest - amortization of deferred financing costs” in our audited consolidated statements of operations.  When financings are terminated, unamortized amounts paid, as well as, charges incurred for the termination, are expensed at the time the termination is made.  Gains and losses from the extinguishment of debt are presented as interest expense within income from continuing operations in the accompanying consolidated financial statements.

Revenue Recognition

Rental income is recognized as earned over the terms of the related master leases.  Such income generally includes periodic increases based on pre-determined formulas (i.e., such as increases in the Consumer Price Index (“CPI”)) as defined in the master leases.  Certain master leases contain provisions relating to specific and determinable increases in rental payments over the term of the leases.  Rental income, under lease arrangements with specific and determinable increases, is recognized over the term of the lease on a straight-line basis.  Recognition of rental income commences when control of the facility has been given to the tenant.  Mortgage interest income is recognized as earned over the terms of the related mortgage notes.

Reserves are taken against earned revenues from leases and mortgages when collection of amounts due becomes questionable or when negotiations for restructurings of troubled operators lead to lower expectations regarding ultimate collection.  When collection is uncertain, lease revenues are recorded as received, after taking into account application of security deposits.  The recording of any related straight-line rent is suspended until past due amounts have been paid.  In the event the straight-line rent is deemed uncollectible, an allowance for loss for the straight-line rent asset will be recognized.  Interest income on impaired mortgage loans is recognized as received after taking into account application of security deposits.

Gains or losses on sales of real estate assets are recognized pursuant to the provisions of SFAS No. 66, Accounting for Sales of Real Estate.  The specific timing of the recognition of the sale and the related gain or loss is measured against the various criteria in SFAS No. 66 related to the terms of the transactions and any continuing involvement associated with the assets sold.  To the extent the sales criteria are not met, we defer gain recognition until the sales criteria are met.

Assets Held for Sale and Discontinued Operations

When a formal plan to sell real estate is adopted the real estate is classified as "assets held for sale," with the net carrying amount adjusted to the lower of cost or estimated fair value, less cost of disposal. Depreciation of the facilities is excluded from operations after management has committed to a plan to sell the asset. Pursuant to SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, long-lived assets sold or designated as held for sale are reported as discontinued operations in our financial statements for all periods presented.  We had seven assets held for sale as of December 31, 2006 with a combined net book value of $4.7 million, which includes a reclassification of one asset with a net book value of $1.1 million that was reclassified as held for sale during 2007.

                                                                                                                     OMEGA HEALTHCARE INVESTORS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued
Derivative Instruments

SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended, (“FAS No. 133”), requires that all derivatives are recognized on the balance sheet at fair value.  Derivatives that are not hedges are adjusted to fair value through income.  If the derivative is a hedge, depending on the nature of the hedge, changes in the fair value of derivatives are either offset against the change in fair value of the hedged assets, liabilities, or firm commitments through earnings or recognized in other comprehensive income until the hedge item is recognized in earnings. The ineffective portion of a derivative’s change in fair value will be immediately recognized in earnings.

At December 31, 2005, we had one derivative instrument accounted for at fair value resulting from the conversion feature of a redeemable convertible preferred stock security in Advocat, a publicly traded company, to convert that security into Advocat common stock at a fixed exchange rate.  On October 20, 2006, we restructured our relationship with Advocat (the “Second Advocat Restructuring”) such that we no longer own the redeemable convertible preferred stock security in Advocat.  As a result, at December 31, 2006, we had no derivative instruments.

Earnings Per Share

Basic earnings per common share (“EPS”) is computed by dividing net income available to common stockholders by the weighted-average number of shares of common stock outstanding during the year.  Diluted EPS reflects the potential dilution that could occur from shares issuable through stock-based compensation, including stock options, restricted stock and for fiscal year 2004, the conversion of our Series C preferred stock.

Federal and State Income Taxes

So long as we qualify as a REIT, we will not be subject to Federal income taxes on our income.  We have accrued a tax liability relating to potential “related party tenant” issues (see Note 10 – Taxes).  To the extent that we have foreclosure income from our owned and operated assets, we will incur federal tax at a rate of 35%.  To date, our owned and operated assets have generated losses, and therefore, no provision for federal income tax is necessary.  We are permitted to own up to 100% of a “taxable REIT subsidiary” (“TRS”).  Currently, we have two TRSs that are taxable as corporations and that pay federal, state and local income tax on their net income at the applicable corporate rates.  These TRSs had a net operating loss carry-forward as of December 31, 2006 of $12 million.  This loss carry-forward was fully reserved with a valuation allowance due to uncertainties regarding realization.

Stock-Based Compensation

Our company grants stock options to employees and directors with an exercise price equal to the fair value of the shares at the date of the grant. Through December 31, 2005, in accordance with the provisions of Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees, compensation expense was not recognized for these stock option grants.  We adopted Financial Accounting Standards Board (“FASB”) Statement No. 123 (revised 2004), Share-Based Payment (“FAS No. 123R”) on January 1, 2006.  Accordingly, beginning in 2006, the grant date fair value of stock options granted is recognized as compensation cost over the vesting period.  No stock options were granted in 2006.

SFAS No. 148, Accounting for Stock-Based Compensation – Transition and Disclosure, requires certain disclosures related to our stock-based compensation arrangements.

           OMEGA HEALTHCARE INVESTORS, INC.
                         NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued

The following table presents the effect on net income and earnings per share if we had applied the fair value recognition provisions of FAS No. 123R to our stock-based compensation granted prior to January 1, 2006.

	Year Ended December 31,
	2006	2005	2004
	(in thousands, except per share amounts)
Net income (loss) to common stockholders	$45,774	$25,355	$(36,715)
Add: Stock-based compensation expense included in net income (loss) to common stockholders	4,517	1,141	1,115
	50,291	26,496	(35,600)
Less: Stock-based compensation expense determined under the fair value based method for all awards	4,517	1,319	1,365
Pro forma net income (loss) to common stockholders	$45,774	$25,177	$(36,965)

Earnings per share:
Basic, as reported	$0.78	$0.49	$(0.81)
Basic, pro forma	$0.78	$0.49	$(0.81)
Diluted, as reported	$0.78	$0.49	$(0.81)
Diluted, pro forma	$0.78	$0.48	$(0.81)

No stock options were issued during 2006 and 2005.  For options issued during 2004 and prior years, fair value was calculated on the grant dates using the Black-Scholes options-pricing model with the following assumptions.

Significant Weighted-Average Assumptions:
Risk-free Interest Rate at time of Grant	2.50%
Expected Stock Price Volatility	3.00%
Expected Option Life in Years (a)	4
Expected Dividend Payout	5.00%
(a) Expected life is based on contractual expiration dates

Effects of Recently Issued Accounting Standards

FAS 123R Adoption

In December 2004, the FASB issued FAS No. 123R which supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, and amends FAS No. 95, Statement of Cash Flows.  We adopted FAS No. 123R on January 1, 2006 using the modified prospective transition method.  The recorded expense in 2006 as a result of this adoption was $3 thousand.

FIN 48 Evaluation

In July 2006, the FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes (“FIN 48”).  FIN 48 is an interpretation of FASB Statement No. 109, Accounting for Income Taxes, and it seeks to reduce the diversity in practice associated with certain aspects of measurement and recognition in accounting for income taxes.  In addition, FIN 48 will require expanded disclosure with respect to the uncertainty in income taxes and is effective as of the beginning of our 2007 fiscal year.  We are currently evaluating the impact of adoption of FIN 48 on our financial statements.

FAS 157 Evaluation

In September 2006, the FASB issued FASB Statement No. 157, Fair Value Measurements (“FAS No. 157”).  This standard defines fair value, establishes a methodology for measuring fair value and expands the required disclosure for fair value measurements.  FAS No. 157 is effective for fiscal years beginning after November 15, 2007, and interim periods within those years.  Provisions of FAS No. 157 are required to be applied prospectively as of the beginning of the fiscal year in which FAS No. 157 is applied.  We are evaluating the impact that FAS No. 157 will have on our financial statements.

               OMEGA HEALTHCARE INVESTORS, INC.
 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued
Risks and Uncertainties

Our company is subject to certain risks and uncertainties affecting the healthcare industry as a result of healthcare legislation and growing regulation by federal, state and local governments. Additionally, we are subject to risks and uncertainties as a result of changes affecting operators of nursing home facilities due to the actions of governmental agencies and insurers to limit the growth in cost of healthcare services (see Note 6 - Concentration of Risk).

Reclassifications

Certain reclassifications have been made in the prior year financial statements to conform to the 2006 presentation.

NOTE 3 - PROPERTIES

Leased Property

Our leased real estate properties, represented by 228 long-term care facilities and two rehabilitation hospitals at December 31, 2006, are leased under provisions of single leases and master leases with initial terms typically ranging from 5 to 15 years, plus renewal options.  Substantially all of the leases and master leases provide for minimum annual rentals that are typically subject to annual increases based upon the lesser of a fixed amount or increases derived from changes in CPI.  Under the terms of the leases, the lessee is responsible for all maintenance, repairs, taxes and insurance on the leased properties.

A summary of our investment in leased real estate properties is as follows:

	December 31,
	2006	2005
	(in thousands)
Buildings	$1,164,598	$932,929
Land	71,081	56,077
	1,235,679	989,006
Less accumulated depreciation	(187,797)	(155,850)
Total	$1,047,882	$833,156

The future minimum estimated rents due for the remainder of the initial terms of the leases are as follows:

(in thousands)
2007	$133,778
2008	132,808
2009	134,454
2010	134,322
2011	124,632
Thereafter	404,852
$1,064,846

Below is a summary of the significant lease transactions that occurred in 2006.

              OMEGA HEALTHCARE INVESTORS, INC.
 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued
Advocat, Inc.

On October 20, 2006, we restructured our relationship with Advocat (the “Second Advocat Restructuring”) by entering into a Restructuring Stock Issuance and Subscription Agreement with Advocat (the “2006 Advocat Agreement”).  Pursuant to the 2006 Advocat Agreement, we exchanged the Advocat Series B preferred stock and subordinated note issued to us in November 2000 in connection with a restructuring because Advocat was in default on its obligations to us (the “Initial Advocat Restructuring”) for 5,000 shares of Advocat’s Series C non-convertible, redeemable (at our option after September 30, 2010) preferred stock with a face value of approximately $4.9 million and a dividend rate of 7% payable quarterly, and a secured non-convertible subordinated note in the amount of $2.5 million maturing September 30, 2007 and bearing interest at 7% per annum.  As part of the Second Advocat Restructuring, we also amended our Consolidated Amended and Restated Master Lease by and between one of its subsidiaries, as lessor, and a subsidiary of Advocat, as lessee, to commence a new 12-year lease term through September 30, 2018 (with a renewal option for an additional 12 year term) and Advocat agreed to increase the master lease annual rent by approximately $687,000 to approximately $14 million commencing on January 1, 2007.

The Second Advocat Restructuring has been accounted for as a new lease in accordance with FASB Statement No. 13, Accounting for Leases (“FAS No. 13”) and FASB Technical Bulletin No. 88-1, Issues Relating to Accounting for Leases (“FASB TB No. 88-1”).  The fair value of the assets exchanged in the restructuring (i.e., the Series B non-voting redeemable convertible preferred stock and the secured convertible subordinated note, with a fair value of $14.9 million and $2.5 million, respectively, at October 20, 2006) in excess of the fair value of the assets received (the Advocat Series C non-convertible redeemable preferred stock and the secured non-convertible subordinated note, with a fair value of $4.1 million and $2.5 million, respectively, at October 20, 2006) have been recorded as a lease inducement asset of approximately $10.8 million in the fourth quarter of 2006 and is included in accounts receivable – net on our consolidated balance sheet.  The $10.8 million lease inducement asset will be amortized as a reduction to rental income on a straight-line basis over the term of the new master lease.  The exchange of securities also resulted in a gain in the fourth quarter of 2006 of approximately $3.6 million representing: (i) the fair value of the secured convertible subordinated note of $2.5 million, previously reserved; and (ii) the realization of the gain on investments previously classified as other comprehensive income of approximately $1.1 million relating to the Series B non-voting redeemable convertible preferred stock.

Guardian LTC Management, Inc.

On September 1, 2006, we completed a $25.0 million investment with subsidiaries of Guardian LTC Management, Inc. (“Guardian”), an existing operator of ours.  The transaction involved the purchase and leaseback of a skilled nursing facility (“SNF”) in Pennsylvania and termination of a purchase option on a combination SNF and rehabilitation hospital in West Virginia owned by us.  The facilities were included in an existing master lease with Guardian with an increase in contractual annual rent of approximately $2.6 million in the first year and the master lease now includes 17 facilities.  In addition, the master lease term was extended from October 2014 through August 2016.

In accordance with FASB Statement No. 13, Accounting Leases (“FAS No. 13”) and FASB Technical Bulletin No. 88-1, Issues Relating to Accounting for Leases (“FASB TB No. 88-1”), $19.2 million of the $25.0 million transaction amount will be accounted for as a lease inducement and is classified within accounts receivable – net on our consolidated balance sheets.  The lease inducement will be amortized as a reduction to rental income on a straight-line basis over the term of the new master lease.  The remaining payment to Guardian of $5.8 million will be allocated to the purchase of the Pennsylvania SNF.

Litchfield Transaction

On August 1, 2006, we completed a transaction with Litchfield Investment Company, LLC and its affiliates (“Litchfield”) to purchase 30 SNFs and one independent living center for a total investment of approximately $171 million.  The facilities total 3,847 beds and are located in the states of Colorado (5), Florida (7), Idaho (1), Louisiana (13), and Texas (5). The facilities were subject to master leases with three national healthcare providers, which are existing tenants of the Company.  The tenants are Home Quality Management, Inc. (“HQM”), Nexion Health, Inc. (“Nexion”), and Peak Medical Corporation, which was acquired by Sun Healthcare Group, Inc. (“Sun”) in December of 2005.

Simultaneously with the close of the purchase transaction, the seven HQM facilities were combined into an Amended and Restated Master Lease containing 13 facilities between us and HQM.  In addition, the 18 Nexion facilities were combined into an Amended and Restated Master Lease containing 22 facilities between us and Nexion.

We entered into a Master Lease, Assignment and Assumption Agreement with Litchfield on the six Sun facilities.  These six facilities are currently under a master lease that expires on September 30, 2007.  A portion of the acquisition price totaling $1.6 million was allocated to a lease intangible associated with our assumption of the Sun lease.  This amount is being amortized as an increase to rental income over the remaining term of the lease which ends September 30, 2007.

               OMEGA HEALTHCARE INVESTORS, INC.
 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued
Haven Eldercare, LLC

During the three months ending March 31, 2006, Haven Eldercare, LLC (“Haven”), an existing operator of ours, entered into a $39 million first mortgage loan with General Electric Capital Corporation (“GE Loan”).  Haven used the $39 million of proceeds to partially repay on a $62 million mortgage it has with us.  Simultaneously, we subordinated the payment of our remaining $23 million on the mortgage note, due in October 2012, to that of the GE Loan.  As a result of this transaction, the interest rate on our remaining mortgage note to Haven rose from 10% to approximately 15%, with annual escalators.

In conjunction with the above transactions and the application of FIN 46R, we consolidated the financial statements and related real estate of this Haven entity into our financial statements.  The consolidation resulted in the following changes to our consolidated balance sheet as of December 31, 2006: (1) an increase in total gross investments of $39.0 million; (2) an increase in accumulated depreciation of $1.6 million; (3) an increase in accounts receivable-net of $0.1 million relating to straight-line rent; (4) an increase in other long-term borrowings of $39.0 million; and (5) a reduction of $1.5 million in cumulative net earnings for the twelve months ended December 31, 2006 due to the increased depreciation expense offset by straight-line rental revenue.  General Electric Capital Corporation and Haven’s other creditors do not have recourse to our assets.  We have an option to purchase the mortgaged facilities for a fixed price in 2012.  Our results of operations reflect the effects of the consolidation of this entity, which is being accounted for similarly to our other purchase-leaseback transactions.

Acquisitions

The table below summarizes the acquisitions completed during the years ended December 31, 2006 and 2005.  The purchase price includes estimated transaction costs.  The amount allocated to land, buildings, and below-market lease liability was $15.2 million, $163.6 million and $1.6 million, respectively, for the 2006 acquisitions and $19.7 million, $246.8 million and $0 million, respectively, for the 2005 acquisitions.

2006 Acquisitions
100% Interest Acquired	Acquisition Date	Purchase Price ($000’s)

Thirty one facilities in CO, FL, ID, LA, TX	August 1, 2006	$171,400
One Facility in PA	September 1, 2006	5,800

2005 Acquisitions
100% Interest Acquired	Acquisition Date	Purchase Price ($000’s)

Thirteen facilities in OH	January 13, 2005	$79,300
Two facilities in TX	June 1, 2005	9,500
Five facilities in PA and OH	June 28, 2005	49,600
Three facilities in TX	November 1, 2005	12,800
Eleven facilities in OH	December 16, 2005	115,300

        OMEGA HEALTHCARE INVESTORS, INC.
                         NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued

The acquired properties are included in our results of operations from the respective date of acquisition.  The following unaudited pro forma results of operations reflect these transactions as if each had occurred on January 1 of the year of the acquisition and the immediately preceding year.  In our opinion, all significant adjustments necessary to reflect the effects of the acquisitions have been made.

	Pro forma Year Ended December 31,
	2006	2005	2004
	(in thousands, except per share amount, unaudited)

Revenues	$146,503	$145,260	$116,344
Net income	$56,862	$42,110	$24,232

Earnings per share – pro forma:
Earnings (loss) per share – BasicBasic	$0.80	$0.55	$(0.72)
Earnings (loss) per share – DilutedDiluted	$0.80	$0.55	$(0.72)

Assets Sold or Held for Sale

•
We had seven assets held for sale as of December 31, 2006 with a net book value of approximately $4.7 million, which includes a reclassification of one asset with a net book value of $1.1 million that was reclassified as held for sale during 2007.

•
We had nine assets held for sale as of December 31, 2005 with a combined net book value of $7.0 million, which includes a reclassification of five assets with a net book value of $4.6 million that were sold or reclassified as held for sale during 2006 and one asset with a net book value of $1.1 million that was reclassified as held for sale during 2007.

•
During the three months ended March 31, 2006, a $0.1 million provision for impairment charge was recorded to reduce the carrying value to its sales price of one facility that was under contract to be sold that was subsequently sold during the second quarter of 2006.  During the three months ended December 31, 2006, a $0.4 million impairment charge was recorded to reduce the carrying value of two facilities, currently under contract to be sold in the first quarter of 2007, to their respective sales price.

•
During the year ended December 31, 2005, a combined $9.6 million provision for impairment charge was recorded to reduce the carrying value on several facilities, some of which were subsequently closed, to their estimated fair values.

2006 Asset Sales

•	For the three-month period ending December 31, 2006, we sold an ALF in Ohio resulting in an accounting gain of approximately $0.4 million.
•	For the three-month period ending June 30, 2006, we sold two SNFs in California resulting in an accounting loss of approximately $0.1 million.
•	For the three-month period ending March 31, 2006, we sold a SNF in Illinois resulting in an accounting loss of approximately $0.2 million.

2005 and 2004 Asset Sales

Alterra Healthcare Corporation

On December 1, 2005, AHC Properties, Inc., a subsidiary of Alterra Healthcare Corporation (“Alterra”) exercised its option to purchase six ALFs.  We received cash proceeds of approximately $20.5 million, resulting in a gain of approximately $5.6 million.

                                     OMEGA HEALTHCARE INVESTORS, INC.
  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued
Alden Management Services, Inc.

On June 30, 2005, we sold four SNFs to subsidiaries of Alden Management Services, Inc., who previously leased the facilities from us.  All four facilities are located in Illinois.  The sales price totaled approximately $17 million.  We received net cash proceeds of approximately $12 million plus a secured promissory note of approximately $5.4 million.  The sale resulted in a non-cash accounting loss of approximately $4.2 million.

Other 2005 and 2004 Asset Sales

•	In November 2005, we sold a SNF in Florida for net cash proceeds of approximately $14.1 million, resulting in a gain of approximately $5.8 million.
•	In August 2005, we sold 50.4 acres of undeveloped land, located in Ohio, for net cash proceeds of approximately $1 million. The sale resulted in a gain of approximately $0.7 million.
•
In March 2005, we sold three facilities, located in Florida and California, for their approximate net book value realizing cash proceeds of approximately $6 million, net of closing costs and other expenses.

•	During 2004, we sold six closed facilities, realizing proceeds of approximately $5.7 million, net of closing costs and other expenses, resulting in a net gain of approximately $3.3 million.

In accordance with SFAS No. 144, all related revenues and expenses as well as the realized gains, losses and provisions for impairment from the above mentioned facilities are included within discontinued operations in our consolidated statements of operations for their respective time periods.  In addition, facilities not previously classified as held for sale as of December 31, 2005, that have been sold or classified as held for sale during 2006, have been reclassified to held for sale on our consolidated balance sheet as of December 31, 2005.

NOTE 4 - MORTGAGE NOTES RECEIVABLE

Mortgage notes receivable relate to nine long-term care facilities.  The mortgage notes are secured by first mortgage liens on the borrowers' underlying real estate and personal property.  The mortgage notes receivable relate to facilities located in four states, operated by five independent healthcare operating companies.  We monitor compliance with mortgages and when necessary have initiated collection, foreclosure and other proceedings with respect to certain outstanding loans.  As of December 31, 2006, we have no foreclosed property and none of our mortgages were in foreclosure proceedings.  At December 31, 2006 and December 31, 2005, no mortgage notes were impaired and there were no reserves for uncollectible mortgage notes.

Below is a summary of the significant mortgage transactions that occurred in 2006 and 2005.

Hickory Creek Healthcare Foundation, Inc.

On June 16, 2006, we received approximately $10 million in proceeds on a mortgage loan payoff.  We held mortgages on 15 facilities located in Indiana, representing 619 beds.

Haven Eldercare, LLC

During the three months ended March 31, 2006, Haven Eldercare, LLC (“Haven”), an existing operator of ours, entered into a $39 million first mortgage loan with General Electric Capital Corporation (“GE Loan”).  Haven used the $39 million of proceeds to partially repay on a $62 million mortgage it has with us.  Simultaneously, we subordinated the payment of our remaining $23 million of the mortgage note, due in October 2012, to that of the GE Loan.  As a result of this transaction, the interest rate on our remaining mortgage note to Haven rose from 10% to approximately 15%, with annual escalators.   In accordance with FIN 46R, we consolidated the financial statements and related real estate of the Haven entity that is the debtor under our mortgage note.  See Note 3 – Properties.

Mariner Health Care, Inc.

On February 1, 2005, Mariner Health Care, Inc. (“Mariner”) exercised its right to prepay in full the $59.7 million aggregate principal amount owed to us under a promissory note secured by a mortgage with an interest rate of 11.57%, together with the required prepayment premium of 3% of the outstanding principal balance, an amendment fee and all accrued and unpaid interest.

                                     OMEGA HEALTHCARE INVESTORS, INC.
  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued

At December 31, 2006, all mortgages were structured as fixed-rate mortgages.  The outstanding principal amounts of mortgage notes receivable, net of allowances, were as follows:

	December 31,
	2006	2005
	(in thousands)

Mortgage note due 2014; monthly payment of $63,707, including interest at 11.00%	6,454	6,496
Mortgage note due 2010; monthly payment of $124,833, including interest at 11.50%	12,587	12,634
Mortgage note due 2016; monthly interest only payment of $118,931 at 11.50%	10,730	10,732
Mortgage note paid off 2nd quarter 2006, interest rate was 10.00%	—	9,991
Mortgage note due 2012; interest only at 10% (1)	—	61,750
Other mortgage notes	2,115	2,919
Total mortgages—net (2)	$31,886	$104,522

(1) As a result of the application of FIN 46R in 2006, we consolidated the Haven entity that was the debtor on this mortgage note.  Our balance sheet at December 31, 2006 reflects real estate assets of $62 million, reflecting the real estate owned by the Haven entity.

(2) Mortgage notes are shown net of allowances of $0.0 million in 2006 and 2005.

NOTE 5 - OTHER INVESTMENTS

A summary of our other investments is as follows:
	At December 31,
	2006	2005
	(in thousands)
Notes receivable(1)	$17,071	$21,039
Notes receivable allowance	(1,512)	(2,412)
Marketable securities and other	6,519	10,291
Total other investments	$22,078	$28,918

(1)	Includes notes receivable deemed impaired in 2006 and 2005 of $0 million and $1.8 million, respectively.

For the year ended December 31, 2006 and 2005, the following transactions impacted our other investments:

Advocat Subordinated Debt and Convertible Preferred Stock Investments

•
Under our 2000 restructuring agreement with Advocat, we received the following:  (i) 393,658 shares of Advocat’s Series B non-voting, redeemable (on or after September 30, 2007), convertible preferred stock, which was convertible into up to 706,576 shares of Advocat’s common stock (representing  9.9% of the outstanding shares of Advocat’s common stock on a fully diluted, as-converted basis and accruing dividends at 7% per annum); and (ii) a secured convertible subordinated note in the amount of $1.7 million bearing interest at 7% per annum with a September 30, 2007 maturity, (collectively the “Initial Advocat Securities”).  On October 20, 2006, we restructured our relationship with Advocat (the “Second Advocat Restructuring”) by entering into a Restructuring Stock Issuance and Subscription Agreement with Advocat (the “2006 Advocat Agreement”).  Pursuant to the 2006 Advocat Agreement, we exchanged the Initial Advocat Securities issued to us in November 2000 for 5,000 shares of Advocat’s Series C non-convertible, redeemable (at our option after September 30, 2010) preferred stock with a face value of approximately $4.9 million and a dividend rate of 7% payable quarterly, and a secured non-convertible subordinated note in the amount of $2.5 million maturing September 30, 2007 and bearing interest at 7% per annum.

                                      OMEGA HEALTHCARE INVESTORS, INC.
  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued

•
In accordance with FAS No. 115, the Advocat Series B security was a compound financial instrument.  During the period of our ownership of this security, the embedded derivative value of the conversion feature was recorded separately at fair market value in accordance with FAS No. 133.  The non-derivative portion of the security was classified as an available-for-sale investment and was stated at its fair value with unrealized gains or losses recorded in accumulated other comprehensive income.  At December 31, 2005, the fair value of the conversion feature was $1.1 million and the fair value of the non-derivative portion of the security was $4.3 million.  As a result of the Second Advocat Restructuring, we recorded a gain of $1.1 million associated with the exchange of the Advocat Series B preferred stock.  See Note 3 – Properties.

•
In accordance with FAS No. 114 and FAS No. 118, the $1.7 million Advocat secured convertible subordinated note was fully reserved and accounted for using the cost-recovery method applying cash received against the outstanding principal balance prior to recording interest income.  As a result of the Second Advocat Restructuring, in 2006 a $2.5 million gain associated with the exchange of this note was recorded.  See Note 3 – Properties.

•
As a result of the Second Advocat Restructuring, we obtained 5,000 shares of Advocat Series C non-convertible redeemable preferred stock.  This security was initially recorded at its estimated fair value of $4.1 million.  In accordance with FAS No. 115, we have classified this security as held-to-maturity.  Accordingly, the carrying value of this security will be accreted to its mandatory redemption value of $4.9 million.  At December 31, 2006, the carrying value of this security was $4.1 million.

•
Also, as a result of the Second Advocat Restructuring, we obtained a secured non-convertible subordinated note from Advocat in the amount of $2.5 million.  This note was recorded at its estimated fair value of $2.5 million.  At December 31, 2006, the carrying value of the note was $2.5 million.

Sun Healthcare Common Stock Investment

•
Under our 2004 restructuring agreement with Sun, we received the right to convert deferred base rent owed to us, totaling approximately $7.8 million, into 800,000 shares of Sun’s common stock, subject to certain non-dilution provisions and the right of Sun to pay cash in an amount equal to the value of that stock in lieu of issuing stock to us.

•
In March 2004, we exercised our right to convert the deferred base rent into fully paid and non-assessable shares of Sun’s common stock.  In April 2004, we received a stock certificate for 760,000 restricted shares of Sun’s common stock and cash in the amount of approximately $0.5 million in exchange for the remaining 40,000 shares of Sun’s common stock.  In July 2004, Sun registered these shares with the SEC.  During the period of our ownership of this security, we accounted for the 760,000 shares as “available for sale” marketable securities with changes in market value recorded in other comprehensive income.

•
In accordance with FASB Statement No. 115, Accounting for Certain Investments in Debt and Equity Securities (“FAS No. 115”), in June 2005, we recorded a $3.4 million provision for impairment to write-down our 760,000 share investment in Sun common stock to its then current fair market value of $4.9 million.  At December 31, 2005, the fair value of our Sun stock investment was $5.0 million.

•
During the three months ended September 30, 2006, we sold our remaining 760,000 shares of Sun’s common stock for approximately $7.6 million, realizing a gain on the sale of these securities of approximately $2.7 million.

Notes Receivable

At December 31, 2006, we had 11 notes receivable totaling $15.6 million, net of allowance, with maturities ranging from on demand to 2016.  At December 31, 2005, we had 13 notes receivable totaling $18.6 million, net of allowance, with maturities ranging from on demand to 2014.

NOTE 6 - CONCENTRATION OF RISK

As of December 31, 2006, our portfolio of domestic investments consisted of 239 healthcare facilities, located in 27 states and operated by 32 third-party operators.  Our gross investment in these facilities, net of impairments and before reserve for uncollectible loans, totaled approximately $1.3 billion at December 31, 2006, with approximately 98% of our real estate investments related to long-term care facilities.  This portfolio is made up of 221 long-term healthcare facilities, two rehabilitation hospitals owned and leased to third parties, fixed rate mortgages on 9 long-term healthcare facilities and seven facilities classified as held for sale.  At December 31, 2006, we also held miscellaneous investments of approximately $22 million, consisting primarily of secured loans to third-party operators of our facilities.

                                       OMEGA HEALTHCARE INVESTORS, INC.
  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued

     At December 31, 2006, approximately 25% of our real estate investments were operated by two public companies:  Sun (17%) and Advocat (8%).  Our largest private company operators (by investment) were CommuniCare Health Services, Inc. (“CommuniCare”) (15%), Haven (9%), HQM (8%), Guardian (7%), Nexion (6%) and Essex Healthcare Corporation (6%).  No other operator represents more than 4% of our investments.  The three states in which we had our highest concentration of investments were Ohio (22%), Florida (14%) and Pennsylvania (9%) at December 31, 2006.

For the year ended December 31, 2006, our revenues from operations totaled $135.5 million, of which approximately $25.1 million were from Sun (19%), $20.3 million from CommuniCare (15%) and $15.3 million from Advocat (11%).  No other operator generated more than 9% of our revenues from operations for the year ended December 31, 2006.

Sun and Advocat are subject to the reporting requirements of the SEC and are required to file with the SEC annual reports containing audited financial information and quarterly reports containing unaudited interim financial information.  Sun’s and Advocat’s filings with the SEC can be found at the SEC’s website at www.sec.gov.  We are providing this data for information purposes only, and you are encouraged to obtain Sun’s and Advocat’s publicly available filings from the SEC.

NOTE 7 - LEASE AND MORTGAGE DEPOSITS

We obtain liquidity deposits and letters of credit from most operators pursuant to our lease and mortgage contracts with the operators.  These generally represent the rental and mortgage interest for periods ranging from three to six months with respect to certain of its investments.  The liquidity deposits may be applied in the event of lease and loan defaults, subject to applicable limitations under bankruptcy law with respect to operators filing under Chapter 11 of the United States Bankruptcy Code.  At December 31, 2006, we held $4.1 million in such liquidity deposits and $16.9 million in letters of credit.  Liquidity deposits are recorded as restricted cash on our consolidated balance sheet.  Additional security for rental and mortgage interest revenue from operators is provided by covenants regarding minimum working capital and net worth, liens on accounts receivable and other operating assets of the operators, provisions for cross default, provisions for cross-collateralization and by corporate/personal guarantees.

NOTE 8 - BORROWING ARRANGEMENTS

Secured Borrowings

At December 31, 2006, we had $150.0 million outstanding under our $200 million revolving senior secured credit facility (the “New Credit Facility”) and $2.5 million was utilized for the issuance of letters of credit, leaving availability of $47.5 million.  The $150.0 million of outstanding borrowings had a blended interest rate of 6.60% at December 31, 2006.  The New Credit Facility, entered into on March 31, 2006, is being provided by Bank of America, N.A., as Administrative Agent, Deutsche Bank Trust Company Americas, UBS Securities LLC, General Electric Capital Corporation, LaSalle Bank N.A., and Citicorp North America, Inc. and will be used for acquisitions and general corporate purposes.

The New Credit Facility replaced our previous $200 million senior secured credit facility (the “Prior Credit Facility”), that was terminated on March 31, 2006.  The New Credit Facility matures on March 31, 2010, and includes an “accordion feature” that permits us to expand our borrowing capacity to $300 million during our first two years.  For the year ended December 31, 2006, we recorded a one-time, non-cash charge of approximately $2.7 million relating to the write-off of deferred financing costs associated with the termination of our Prior Credit Facility.

Our long-term borrowings require us to meet certain property level financial covenants and corporate financial covenants, including prescribed leverage, fixed charge coverage, minimum net worth, limitations on additional indebtedness and limitations on dividend payouts.  As of December 31, 2006, we were in compliance with all property level and corporate financial covenants.

At December 31, 2005, we had a $200 million revolving senior secured credit facility (“Credit Facility”) of which $58.0 million was outstanding and $3.9 million was utilized for the issuance of letters of credit, leaving availability of $138.1 million.  On April 26, 2005, we amended our Credit Facility to reduce both LIBOR and Base Rate interest spreads (as defined in the Credit Facility) by 50 basis points for borrowings outstanding.  The $58.0 million of outstanding borrowings had a blended interest rate of 7.12% at December 31, 2005.

                                      OMEGA HEALTHCARE INVESTORS, INC.
  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued

Unsecured Borrowings

$100 Million Aggregate Principal Amount of 6.95% Unsecured Notes Tender and Redemption

On December 16, 2005, we initiated a tender offer and consent solicitation for all of our outstanding $100 million aggregate principal amount 6.95% notes due 2007 (the “2007 Notes”).  On December 30, 2005, we accepted for purchase 79.3% of the aggregate principal amount of the 2007 Notes outstanding that were tendered.  On December 30, 2005, our Board of Directors also authorized the redemption of all outstanding 2007 Notes that were not otherwise tendered.  On December 30, 2005, upon our irrevocable funding of the full redemption price for the 2007 Notes and certain other acts required by the Indenture governing the 2007 Notes, the Trustee of the 2007 Notes certified in writing to us (the “Certificate of Satisfaction and Discharge”) that the Indenture was satisfied and discharged as of December 30, 2005, except for certain provisions.  In accordance with SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities, we removed 79.3% of the aggregate principal amount of the 2007 Notes, which were tendered in our tender offer and consent solicitation, and the corresponding portion of the funds held in trust by the Trustee to pay the tender price from our balance sheet and recognized $2.8 million of additional interest expense associated with the tender offer.  On January 18, 2006, we completed the redemption of the remaining 2007 Notes not otherwise tendered.  In connection with the redemption and in accordance with SFAS No. 140, we recognized $0.8 million of additional interest expense in the first quarter of 2006.  As of January 18, 2006, none of the 2007 Notes remained outstanding.

$175 Million Aggregate Principal Amount of 7% Unsecured Notes Issuance

On December 30, 2005, we closed on a private offering of $175 million of 7% senior unsecured notes due 2016 (“2016 Notes”) at an issue price of 99.109% of the principal amount of the notes (equal to a per annum yield to maturity of approximately 7.125%), resulting in gross proceeds to us of approximately $173.4 million.  The 2016 Notes are unsecured senior obligations to us, which have been guaranteed by our subsidiaries.  The 2016 Notes were issued in a private placement to qualified institutional buyers under Rule 144A under the Securities Act of 1933 (the “Securities Act”).  A portion of the proceeds of this private offering was used to pay the tender price and redemption price of the 2007 Notes.  On February 24, 2006, we filed a registration statement on Form S-4 under the Securities Act with the SEC offering to exchange up to $175 million aggregate principal amount of our registered 7% Senior Notes due 2016 (the “2016 Exchange Notes”), for all of our outstanding unregistered 2016 Notes. The terms of the 2016 Exchange Notes are identical to the terms of the 2016 Notes, except that the 2016 Exchange Notes are registered under the Securities Act and therefore freely tradable (subject to certain conditions). The 2016 Exchange Notes represent our unsecured senior obligations and are guaranteed by all of our subsidiaries with unconditional guarantees of payment that rank equally with existing and future senior unsecured debt of such subsidiaries and senior to existing and future subordinated debt of such subsidiaries. In April 2006, upon the expiration of the 2016 Notes Exchange Offer, $175 million aggregate principal amount of 2016 Notes were exchanged for the 2016 Exchange Notes.

$50 Million Aggregate Principal Amount of 7% Unsecured Notes Issuance

On December 2, 2005, we completed a privately placed offering of an additional $50 million aggregate principal amount of 7% senior notes due 2014 (the “2014 Add-on Notes”) at an issue price of 100.25% of the principal amount of the notes (equal to a per annum yield to maturity of approximately 6.95%), resulting in gross proceeds to us of approximately $50.1 million.  The terms of the 2014 Add-on Notes offered were substantially identical to our existing $200 million aggregate principal amount of 7% senior notes due 2014 issued in March 2004.  The 2014 Add-on Notes were issued through a private placement to qualified institutional buyers under Rule 144A under the Securities Act.  After giving effect to the issuance of the $50 million aggregate principal amount of this offering, we had outstanding $310 million aggregate principal amount of 7% senior notes due 2014.  On February 24, 2006, we filed a registration statement on Form S-4 under the Securities Act with the SEC offering to exchange up to $50 million aggregate principal amount of our registered 7% Senior Notes due 2014 (the “2014 Add-on Exchange Notes”), for all of our outstanding unregistered 2014 Add-on Notes. The terms of the 2014 Add-on Exchange Notes are identical to the terms of the 2014 Add-on Notes, except that the 2014 Add-on Exchange Notes are registered under the Securities Act and therefore freely tradable (subject to certain conditions). The 2014 Add-on Exchange Notes represent our unsecured senior obligations and are guaranteed by all of our subsidiaries with unconditional guarantees of payment that rank equally with existing and future senior unsecured debt of such subsidiaries and senior to existing and future subordinated debt of such subsidiaries. In May 2006, upon the expiration of the 2014 Add-on Notes Exchange Offer, $50 million aggregate principal amount of 2014 Add-on Notes were exchanged for the 2014 Add-on Exchange Notes.

                                       OMEGA HEALTHCARE INVESTORS, INC.
  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued
Other Long-Term Borrowings

During the three months ended March 31, 2006, Haven used the $39 million of proceeds from the GE Loan to partially repay a portion of a $62 million mortgage it has with us.  Simultaneously, we subordinated the payment of its remaining $23 million on the mortgage note to that of the GE Loan.  In conjunction with the above transactions and the application of FIN 46R, we consolidated the financial statements of this Haven entity into our financial statements, which contained the long-term borrowings with General Electric Capital Corporation of $39.0 million.  The loan has an interest rate of approximately seven percent and is due in 2012.  The lender of the $39.0 million does not have recourse to our assets.  See Note – 3 Properties; Leased Property.

The following is a summary of our long-term borrowings:

	December 31,
	2006	2005
	(in thousands)
Unsecured borrowings:
6.95% Notes due January 2006	$—	$20,682
7% Notes due August 2014	310,000	310,000
7% Notes due January 2016	175,000	175,000
Haven – GE Loan due October 2012	39,000	—
Premium on 7% Notes due August 2014	1,148	1,306
Discount on 7% Notes due January 2016	(1,417)	(1,559)
Other long-term borrowings	2,410	2,800
	526,141	508,229
Secured borrowings:
Revolving lines of credit	150,000	58,000
Totals	$676,141	$566,229

Real estate investments with a gross book value of approximately $268 million are pledged as collateral for outstanding secured borrowings at December 31, 2006.

The required principal payments, excluding the premium/discount on the 7% Notes, for each of the five years following December 31, 2006 and the aggregate due thereafter are set forth below:

(in thousands)
2007	$415
2008	435
2009	465
2010	150,495
2011	290
Thereafter	524,310
Totals	$676,410

        OMEGA HEALTHCARE INVESTORS, INC.
                         NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued
NOTE 9 - FINANCIAL INSTRUMENTS

At December 31, 2006 and 2005, the carrying amounts and fair values of our financial instruments were as follows:

	2006		2005
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Assets:	(in thousands)
Cash and cash equivalents	$729	$729	$3,948	$3,948
Restricted cash	4,117	4,117	5,752	5,752
Mortgage notes receivable – net	31,886	31,975	104,522	105,981
Other investments	22,078	20,996	28,918	29,410
Totals	$58,810	$57,817	$143,140	$145,091
Liabilities:
Revolving lines of credit	$150,000	$150,000	$58,000	$58,000
6.95% Notes	-	-	20,682	20,674
7.00% Notes due 2014	310,000	317,116	310,000	315,007
7.00% Notes due 2016	175,000	182,826	175,000	172,343
(Discount)/Premium on 7.00% Notes – net	(269)	(121)	(253)	(86)
Other long-term borrowings	41,410	43,868	2,800	2,791
Totals	$676,141	$693,689	$566,229	$568,729

Fair value estimates are subjective in nature and are dependent on a number of important assumptions, including estimates of future cash flows, risks, discount rates and relevant comparable market information associated with each financial instrument.  (See Note 2 – Summary of Significant Accounting Policies).  The use of different market assumptions and estimation methodologies may have a material effect on the reported estimated fair value amounts.  Accordingly, the estimates presented above are not necessarily indicative of the amounts we would realize in a current market exchange.

The following methods and assumptions were used in estimating fair value disclosures for financial instruments.

•
Cash and cash equivalents:  The carrying amount of cash and cash equivalents reported in the balance sheet approximates fair value because of the short maturity of these instruments (i.e., less than 90 days).

•
Mortgage notes receivable:  The fair values of the mortgage notes receivables are estimated using a discounted cash flow analysis, using interest rates being offered for similar loans to borrowers with similar credit ratings.

•
Other investments:  Other investments are primarily comprised of: (i) notes receivable; (ii) a redeemable non-convertible preferred security in 2006 and a redeemable convertible preferred security in 2005; (iii) an embedded derivative of the redeemable convertible preferred security in 2005; (iv) a subordinated debt instrument of a publicly traded company; and (v) a marketable common stock security held for resale in 2005.  The fair values of notes receivable are estimated using a discounted cash flow analysis, using interest rates being offered for similar loans to borrowers with similar credit ratings.  The fair value of the embedded derivative is estimated using a financial pricing model and market data derived from the underlying issuer’s common stock.  The fair value of the marketable securities are estimated using discounted cash flow and volatility assumptions or, if available, a quoted market value.

•	Revolving lines of credit: The carrying values of our borrowings under variable rate agreements approximate their fair values.

•	Senior notes and other long-term borrowings: The fair value of our borrowings under fixed rate agreements are estimated based on open market trading activity provided by a third party.

                               OMEGA HEALTHCARE INVESTORS, INC.
  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued

    From time to time, we may utilize interest rate swaps and caps to fix interest rates on variable rate debt and reduce certain exposures to interest rate fluctuations.  We do not use derivatives for trading or speculative purposes.  We have a policy of only entering into contracts with major financial institutions based upon their credit ratings and other factors.  At December 31, 2005 and 2006, we had no derivative instruments relating to interest rate swaps and caps on our balance sheet.

To manage interest rate risk, we may employ options, forwards, interest rate swaps, caps and floors or a combination thereof depending on the underlying exposure.  We may employ swaps, forwards or purchased options to hedge qualifying forecasted transactions.  Gains and losses related to these transactions are deferred and recognized in net income as interest expense in the same period or periods that the underlying transaction occurs, expires or is otherwise terminated.  We account for derivative financial instruments under the guidance of SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, and SFAS No. 138, Accounting for Certain Instruments and Certain Hedging Activities, an Amendment of Statement No. 133.  These financial accounting standards require us to recognize all derivatives on the balance sheet at fair value. Derivatives that are not hedges must be adjusted to fair value through income. If the derivative is a hedge, depending on the nature of the hedge, changes in the fair value of derivatives will either be offset against the change in fair value of the hedged assets, liabilities, or firm commitments through earnings or recognized in Other Comprehensive Income until the hedge item is recognized in earnings. The ineffective portion of a derivative's change in fair value will be immediately recognized in earnings.

NOTE 10 – TAXES

We were organized to qualify for taxation as a REIT under Sections 856 through 860 of the Internal Revenue Code.  So long as we qualify as a REIT and, among other things, we distribute 90% of our taxable income, we will not be subject to Federal income taxes on our income, except as described below.  For tax year 2006, preferred and common dividend payments of approximately $67 million made throughout 2006 satisfy the 2006 REIT requirements relating to qualifying income.  We are permitted to own up to 100% of a “taxable REIT subsidiary” (“TRS”).  Currently, we have two TRSs that are taxable as corporations and that pay federal, state and local income tax on their net income at the applicable corporate rates.  These TRSs had net operating loss carry-forwards as of December 31, 2006, 2005 and 2004 of $12 million, $14 million and $15 million, respectively.  These loss carry-forwards were fully reserved with a valuation allowance due to uncertainties regarding realization.

Except with respect to the potential Advocat “related party tenant” issue discussed below, we believe we have conducted, and we intend to continue to conduct, our operations so as to qualify as a REIT.  Qualification as a REIT involves the satisfaction of numerous requirements, some on an annual and some on a quarterly basis, established under highly technical and complex provisions of the Internal Revenue Code for which there are only limited judicial and administrative interpretations and involve the determination of various factual matters and circumstances not entirely within our control.  We cannot assure you that we will at all times satisfy these rules and tests.

If we were to fail to qualify as a REIT in any taxable year, as a result of a determination that we failed to meet the annual distribution requirement or otherwise, we would be subject to federal income tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates with respect to each such taxable year for which the statute of limitations remains open.  Moreover, unless entitled to relief under certain statutory provisions, we also would be disqualified from treatment as a REIT for the four taxable years following the year during which qualification is lost.  This treatment would significantly reduce our net earnings and cash flow because of our additional tax liability for the years involved, which could significantly impact our financial condition.

Advocat Restructurings

In November 2000, Advocat, an operator of various skilled nursing facilities owned by or mortgaged to us, was in default on its obligations to us.  As a result, we entered into an agreement with Advocat with respect to the restructuring of Advocat's obligations pursuant to leases and mortgages for the facilities then operated by Advocat (the “Initial Advocat Restructuring”).  As part of the Initial Advocat Restructuring in 2000, Advocat issued to us (i) 393,658 shares of Advocat’s Series B non-voting, redeemable (on or after September 30, 2007), convertible preferred stock, which was convertible into up to 706,576 shares of Advocat’s common stock (representing 9.9% of the outstanding shares of Advocat’s common stock on a fully diluted, as-converted basis and accruing dividends at 7% per annum), and (ii) a secured convertible subordinated note in the amount of $1.7 million bearing interest at 7% per annum with a September 30, 2007 maturity.

                         OMEGA HEALTHCARE INVESTORS, INC.
  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued

Subsequent to the Initial Advocat Restructuring, Advocat’s operations and financial condition have improved and there has been a significant increase in the market value of Advocat’s common stock from approximately $0.31 per share at the time of the Initial Advocat Restructuring to the closing price on October 20, 2006 of $18.84.  As a result of the significant increase in the value of the common stock underlying the Series B preferred stock of Advocat held by us, on October 20, 2006 we again restructured our relationship with Advocat (the “Second Advocat Restructuring”) by entering into a Restructuring Stock Issuance and Subscription Agreement with Advocat (the “2006 Advocat Agreement”). Pursuant to the 2006 Advocat Agreement, we exchanged the Advocat Series B preferred stock and subordinated note issued in the Initial Advocat Restructuring for 5,000 shares of Advocat’s Series C non-convertible, redeemable (at our option after September 30, 2010) preferred stock with a face value of approximately $4.9 million and a dividend rate of 7% payable quarterly, and a secured non-convertible subordinated note in the amount of $2.5 million maturing September 30, 2007 and bearing interest at 7% per annum.  As part of the Second Advocat Restructuring, we also amended our Consolidated Amended and Restated Master Lease by and between one of our subsidiaries, as lessor, and a subsidiary of Advocat, as lessee, to commence a new 12-year lease term through September 30, 2018 (with a renewal option for an additional 12 year term) and Advocat has agreed to increase the master lease annual rent by approximately $687,000 to approximately $14 million commencing on January 1, 2007.

Advocat Related Party Tenant Issue

Management believes that certain of the terms of the Advocat Series B preferred stock previously held by us could be interpreted as affecting our compliance with federal income tax rules applicable to REITs regarding related party tenant income.

The market value for Advocat’s common stock has increased significantly since the completion of the Initial Advocat Restructuring.  In connection with exploring the potential disposition of the Advocat Series B preferred stock as part of the Second Advocat Restructuring, we were advised by our tax counsel that due to the structure of the Initial Advocat Restructuring, Advocat may be deemed to be a “related party tenant” under applicable federal income tax rules and, in such event, rental income from Advocat would not be qualifying income under the gross income tests that are applicable to REITs.

In order to maintain qualification as a REIT, we annually must satisfy certain tests regarding the source of our gross income.  The applicable federal income tax rules provide a “savings clause” for REITs that fail to satisfy the REIT gross income tests, if such failure is due to reasonable cause.  A REIT that qualifies for the savings clause will retain its REIT status but will pay a tax under section 857(b)(5) and related interest.

On December 15, 2006, we submitted to the IRS a request for a closing agreement to resolve the “related party tenant” issue.  Since that time, we have had additional conversations with the IRS, who has encouraged us to move forward with the process of obtaining a closing agreement, and we have submitted additional documentation in support of the issuance of a closing agreement with respect to this matter.  While we believe there are valid arguments that Advocat should not be deemed a “related party tenant,” the matter still is not free from doubt, and we believe it is in our best interest to proceed with the request for a closing agreement with the IRS in order to resolve the matter, minimize potential interest charges and obtain assurances regarding our continuing REIT status.  If obtained, a closing agreement will establish that any failure to satisfy the gross income tests was due to reasonable cause.  In the event that it is determined that the “savings clause” described above does not apply, we could be treated as having failed to qualify as a REIT for one or more taxable years.

As a result of the potential related party tenant issue described above, we have recorded a $2.3 million, $2.4 million and $0.4 million provision for income taxes, including related interest expense, for the years ended December 31, 2006, 2005 and 2004, respectively.  The amount accrued represents the estimated liability and interest, which remains subject to final resolution and therefore is subject to change.  In addition, in October 2006, in connection with the Second Advocat Restructuing we have been advised by tax counsel that we will not receive any non-qualifying related party tenant income from Advocat in future fiscal years.  Accordingly, we do not expect to incur tax expense associated with related party tenant income in future periods commencing January 1, 2007.

NOTE 11 - RETIREMENT ARRANGEMENTS

Our company has a 401(k) Profit Sharing Plan covering all eligible employees.  Under this plan, employees are eligible to make contributions, and we, at our discretion, may match contributions and make a profit sharing contribution.

                               OMEGA HEALTHCARE INVESTORS, INC.
  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued

        We have a Deferred Compensation Plan which is an unfunded plan under which we can award units that result in participation in the dividends and future growth in the value of our common stock.  There are no outstanding units as of December 31, 2006.

Amounts charged to operations with respect to these retirement arrangements totaled approximately $62,700, $55,400 and $52,800 in 2006, 2005 and 2004, respectively.

NOTE 12 – STOCKHOLDERS’ EQUITY AND STOCK-BASED COMPENSATION

Stockholders’ Equity

5.175 Million Common Stock Offering

On November 21, 2005, we closed an underwritten public offering of 5,175,000 shares of Omega common stock at $11.80 per share, less underwriting discounts.  The sale included 675,000 shares sold in connection with the exercise of an over-allotment option granted to the underwriters.  We received approximately $58 million in net proceeds from the sale of the shares, after deducting underwriting discounts and before estimated offering expenses.

8.625% Series B Preferred Redemption

On May 2, 2005, we fully redeemed our 8.625% Series B Cumulative Preferred Stock (NYSE:OHI PrB) (the “Series B Preferred Stock”).  We redeemed the 2.0 million shares of Series B Preferred Stock at a price of $25.55104, comprising the $25 liquidation value and accrued dividend.  Under FASB-EITF Issue D-42, ‘‘The Effect on the Calculation of Earnings per Share for the Redemption or Induced Conversion of Preferred Stock,” the repurchase of the Series B Preferred Stock resulted in a non-cash charge to our 2005 net income available to common shareholders of approximately $2.0 million reflecting the write-off of the original issuance costs of the Series B Preferred Stock.

4.025 Million Primary Share Common Stock Offering

On December 15, 2004, we closed an underwritten public offering of 4,025,000 shares of our common stock at a price of $11.96 per share, less underwriting discounts.  The offering included 525,000 shares sold in connection with the exercise of an over-allotment option granted to the underwriters.  We received approximately $46 million in net proceeds from the sale of the shares, after deducting underwriting discounts and before estimated offering expenses.

9.25% Series A Preferred Redemption

On April 30, 2004, we fully redeemed all of the outstanding 2.3 million shares of our Series A Cumulative Preferred Stock (the "Series A Preferred Stock") at a price of $25.57813, comprised of the $25 per share liquidation value and accrued dividend.  Under FASB-EITF Issue D-42, ‘‘The Effect on the Calculation of Earnings per Share for the Redemption or Induced Conversion of Preferred Stock,” the repurchase of the Series A Preferred Stock resulted in a non-cash charge to our 2004 net income available to common stockholders of approximately $2.3 million.

8.375% Series D Preferred Stock Offering

On February 10, 2004, we closed on the sale of 4,739,500 shares of our 8.375% Series D cumulative redeemable preferred stock (the “Series D Preferred Stock”) at a price of $25 per share.  The Series D Preferred Stock is listed on the NYSE under the symbol “OHI PrD.”  Dividends on the Series D Preferred Stock are cumulative from the date of original issue and are payable quarterly.  At December 31, 2006, the aggregate liquidation preference of the Series D Preferred Stock was $118.5 million.  (See Note 13 – Dividends).

Series C Preferred Stock Redemption, Conversion and Repurchase

On July 14, 2000, Explorer Holdings, L.P., (“Explorer”), a private equity investor, completed an investment of $100.0 million in our company in exchange for 1,000,000 shares of our Series C convertible preferred stock (the “Series C Preferred Stock”).  Shares of the Series C Preferred Stock were convertible into common stock at any time by the holder at an initial conversion price of $6.25 per share of common stock. The shares of Series C Preferred Stock were entitled to receive dividends at the greater of 10% per annum or the dividend payable on shares of common stock, with the Series C Preferred Stock participating on an "as converted" basis.  Dividends on the Series C Preferred Stock were cumulative from the date of original issue and are payable quarterly.

                            OMEGA HEALTHCARE INVESTORS, INC.
  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued

       On February 5, 2004, we announced that Explorer, our then largest stockholder, granted us the option to repurchase up to 700,000 shares of our Series C Preferred Stock, which were convertible into our common shares held by Explorer at a negotiated purchase price of $145.92 per share of Series C Preferred Stock (or $9.12 per common share on an as converted basis).  Explorer further agreed to convert any remaining Series C Preferred Stock into our common stock.

We used approximately $102.1 million of the net proceeds from the Series D Preferred Stock offering to repurchase 700,000 shares of our Series C Preferred Stock from Explorer.  In connection with the closing of the repurchase, Explorer converted its remaining 348,420 shares of Series C Preferred Stock into approximately 5.6 million shares of our common stock.  Following the repurchase and conversion, Explorer held approximately 18.1 million of our common shares.

The combined repurchase and conversion of the Series C Preferred Stock reduced our preferred dividend requirements, increased our market capitalization and facilitated future financings by simplifying our capital structure.  Under FASB-EITF Issue D-42, ‘‘The Effect on the Calculation of Earnings per Share for the Redemption or Induced Conversion of Preferred Stock,” the repurchase of the Series C Preferred Stock resulted in a non-cash charge to our 2004 net income available to common stockholders of approximately $38.7 million.

18.1 Million Secondary and 2.7 Million Share Primary Offering of Our Common Stock

On March 8, 2004, we announced the closing of an underwritten public offering of 18.1 million shares of our common stock at a price of $9.85 per share owned by Explorer (the “Secondary Offering”).  As a result of the Secondary Offering, Explorer no longer owned any shares of our common stock.  We did not receive any proceeds from the sale of the shares sold by Explorer.

In connection with the Secondary Offering, we issued approximately 2.7 million additional shares of our common stock at a price of $9.85 per share, less underwriting discounts (the “Over-Allotment Offering”), to cover over-allotments in connection with the Secondary Offering.  We received net proceeds of approximately $23 million from the Over-Allotment Offering.

Stock Options

Prior to January 1, 2006, we accounted for stock based compensation using the intrinsic value method as defined by APB Opinion No. 25, Accounting for Stock Issued to Employees.  Effective January 1, 2006, we adopted FAS No. 123R using the modified prospective method.  Accordingly, we have not restated prior period amounts.  The additional expense recorded in 2006 as a result of this adoption is approximately $3 thousand.  Under the provisions of FAS No. 123R, the “Unamortized restricted stock awards” line on our consolidated balance sheet, a contra-equity line representing the amount of unrecognized share-based compensation costs, is no longer presented.  Accordingly, effective January 1, 2006, the balance recorded for “Unamortized restricted stock awards” as of December 31, 2005 was reversed through the “Common stock and additional paid-in-capital” line on our consolidated balance sheet.

Under the terms of our 2000 Stock Incentive Plan (the “2000 Plan”), we reserved 3,500,000 shares of common stock.  The exercise price per share of an option under the 2000 Plan cannot be reduced after the date of grant, nor can an option be cancelled in exchange for an option with a lower exercise price per share.  The 2000 Plan provides for non-employee directors to receive options that vest over three years while other grants vest over the period required in the agreement applicable to the individual recipient.  Directors, officers, employees and consultants are eligible to participate in the 2000 Plan.  At December 31, 2006, there were outstanding options for 48,913 shares of common stock granted to eight eligible participants under the 2000 Plan.  Additionally, 355,655 shares of restricted stock have been granted under the provisions of the 2000 Plan, and as of December 31, 2006, there were no shares of unvested restricted stock outstanding under the 2000 Plan.

At December 31, 2006, under the 2000 Plan, there were options for 47,244 shares of common stock currently exercisable with a weighted-average exercise price of $12.70, with exercise prices ranging from $2.96 to $37.20.  There were 559,960 shares available for future grants as of December 31, 2006.  A breakdown of the options outstanding under the 2000 Plan as of December 31, 2006, by price range, is presented below:

                               OMEGA HEALTHCARE INVESTORS, INC.
  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued

Option Price Range	Number	Weighted Average Exercise Price	Weighted Average Remaining Life (Years)	Number Exercisable	Weighted Average Price on Options Exercisable
$2.96 -$3.81	11,918	$3.41	3.44	11,918	$3.41
$6.02 -$9.33	22,330	$6.67	5.14	20,661	$6.46
$20.25 -$37.20	14,665	$29.04	1.59	14,665	$29.04

On April 20, 2004, our Board of Directors approved the 2004 Stock Incentive Plan (the “2004 Plan”), which was subsequently approved by our stockholders at our annual meeting held on June 3, 2004.  Under the terms of the 2004 Plan, we reserved 3,000,000 shares of common stock.  The exercise price per share of an option under the 2004 Plan cannot be less than fair market value (as defined in the 2004 Plan) on the date of grant.  The exercise price per share of an option under the 2004 Plan cannot be reduced after the date of grant, nor can an option be cancelled in exchange for an option with a lower exercise price per share.  Directors, officers, employees and consultants are eligible to participate in the 2004 Plan.  As of December 31, 2006, a total of 350,480 shares of restricted stock and 317,500 restricted stock units have been granted under the 2004 Plan, and as of December 31, 2006, there were no outstanding options to purchase shares of common stock under the 2004 Plan.

At December 31, 2006, options outstanding (48,913) have a weighted-average exercise price of $12.58, with exercise prices ranging from $2.96 to $37.20.  For the year ended December 31, 2004, 9,000 options were granted at a weighted average price per share of $9.33.  There were no options granted in 2005 or 2006.  The following is a summary of option activity under the 2000 Plan:

Stock Options	Number of Shares	Exercise Price	Weighted- Average Price	Weighted- Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding at December 31, 2003	2,282,630	$2.320 - $ 37.205	$3.202	6.8
Granted during 2004	9,000	9.330 - 9.330	9.330
Exercised	(1,713,442)	2.320 - 7.750	2.988
Cancelled	(8,005)	3.740 - 9.330	6.914
Outstanding at December 31, 2004	570,183	2.320 - 37.205	3.891	6.0
Exercised	(336,910)	2.320 - 9.330	2.843
Cancelled	(5,833)	3.410 - 3.410	3.410
Outstanding at December 31, 2005	227,440	2.760 - 37.205	5.457	4.6
Exercised	(174,191)	2.760 - 9.330	2.979
Cancelled	(4,336)	22.452 - 25.038	24.594
Outstanding at December 31, 2006	48,913	$2.960 - $ 37.205	$12.583	3.1	$417,368
Exercisable at December 31, 2006	47,244	$2.960 - $ 37.205	$12.698	3.7	$403,357

The total intrinsic value of options exercised during the years ended December 31, 2006, 2005 and 2004 was $1.7, million, $3.2 million and $12.5 million, respectively.  The total fair value of options vested during the years ended December 31, 2006, 2005 and 2004 was $0.0 million, $0.2 million and $0.2 million, respectively.

Cash received from the exercise under all stock-based payment arrangements for the year ended 2006, 2005 and 2004 was $0.9 million, $0.4 million and $1.7 million, respectively.  Cash used to settle equity instruments granted under stock-based payment arrangements for the year ended 2006, 2005 and 2004, was $0.7 million, $1.4 million and 2.1 million, respectively.

Restricted Stock

On September 10, 2004, we entered into restricted stock agreements with four executive officers under the 2004 Plan.  A total of 317,500 shares of restricted stock were granted, which equated to approximately $3.3 million of deferred compensation (based on grant-date fair value).  The shares vest thirty-three and one-third percent (33 1/3%) on each of January 1, 2005, January 1, 2006 and January 1, 2007 so long as the executive officer remains employed on the vesting date, with vesting accelerating upon a qualifying termination of employment or upon the occurrence of a change of control (as defined in the applicable restricted stock agreements).  As a result of the grant, we recorded $1.1 million of non-cash compensation expense for the years ended December 31, 2006, 2005 and 2004, respectively.  The total fair value of shares vested during the years ended December 31, 2006, 2005 and 2004 was $1.1 million, $1.1 million and $0.0 million, respectively.

                              OMEGA HEALTHCARE INVESTORS, INC.
  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued

       For the year ended December 31, 2006, we issued 2,179 shares of restricted common stock to each non-employee director and an additional 2,000 shares of restricted common stock to the Chairman of the Board under the 2004 Plan for a total of 12,895 shares.  These shares represent a payment of the portion of the directors’ annual retainer that is payable in shares of our common stock.

Restricted Stock	Number of Shares	Weighted-Average Grant-Date Fair Value
Non-vested at December 31, 2005	218,666	$10.56
Granted during 2006	7,000	12.59
Vested	(108,170)	10.55
Non-vested at December 31, 2006	117,496	$10.68

Performance Restricted Stock Units

On September 10, 2004, we entered into performance restricted stock unit agreements with our four executive officers under the 2004 Plan.  A total of 317,500 restricted stock units were issued under the 2004 Plan and will fully vest into shares of common stock when our company attains $0.30 per share of adjusted funds from operations (as defined in the applicable restricted stock unit agreements), (“AFFO”) for two (2) consecutive quarters, with vesting accelerating upon a qualifying termination of employment or upon the occurrence of a change of control (as defined in the applicable restricted stock unit agreements).  The performance restricted stock units expire on December 31, 2007 if the performance criteria has not been met.  Pursuant to the terms of the performance restricted stock unit agreements, each of the executive officers will not receive the vested shares attributable to the performance restricted stock units until the earlier of January 1, 2008, such executive officer is terminated without cause or quits for good reason (as defined in the performance restricted stock unit agreement), or the death or disability (as defined in performance restricted stock unit agreement) of the executive officer.  Under our current method of accounting for stock-based compensation, the expense related to the restricted stock units will be recognized when it becomes probable that the vesting requirements will be met.

As of September 30, 2006, we achieved the vesting target as defined in the 2004 Plan, and therefore, in accordance with FAS No. 123R (i.e., compensation expense for a performance-based stock award shall be recognized when the satisfaction of the performance conditions that cause the award to vest are probable to occur), we recorded approximately $3.3 million as compensation expense (based on grant-date fair value) associated with the performance restricted stock units for the year ended December 31, 2006.

Performance Restricted Stock Units	Number of Units	Weighted-Average Grant-Date Fair Value
Non-vested at December 31, 2005	317,500	$10.54
Vested	(317,500)	10.54
Non-vested at December 31, 2006	—	$—

In accordance with FASB Statement No. 128, Earnings per Share, (“FAS No. 128”), the restricted stock unit shares are included in the computation of basic EPS from the date of vesting on a weighted-average basis.  See Note 17 – Earnings per Share.

        OMEGA HEALTHCARE INVESTORS, INC.
                         NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued

NOTE 13 - RELATED PARTY TRANSACTIONS

Explorer Holdings, L.P.

On February 5, 2004, we entered into a Repurchase and Conversion Agreement with our then largest stockholder, Explorer, pursuant to which Explorer granted us an option to repurchase up to 700,000 shares of our Series C Preferred Stock at a price of $145.92 per share (or $9.12 per share of common stock on an as-converted basis), on the condition that we purchase a minimum of $100 million on or prior to February 27, 2004.  Explorer also agreed to convert all of its remaining shares of Series C Preferred Stock into shares of our common stock upon exercise of the repurchase option.

On February 10, 2004, we sold in a registered direct placement 4,739,500 shares of our Series D Preferred Stock at a price of $25 per share to a number of institutional investors and other purchasers for net proceeds, after fees and expenses, of approximately $114.9 million.  Following the closing of the Series D Preferred Stock offering, we used approximately $102.1 million of the net proceeds to repurchase 700,000 shares of our Series C Preferred Stock from Explorer pursuant to the repurchase option.  In connection with this transaction, Explorer converted its remaining 348,420 shares of Series C Preferred Stock into 5,574,720 shares of our common stock.  The balance of the net proceeds from the offering was used to redeem approximately 600,000 shares of our Series A Preferred Stock.

On February 12, 2004, we registered Explorer’s 18,118,246 shares of common stock (that includes the 5.6 million shares from the conversion) with the SEC.  Explorer sold all of these registered shares pursuant to the registration statement.

In connection with our repurchase of a portion of Explorer’s Series C Preferred Stock, our results of operations for the first quarter of 2004 included a non-recurring reduction in net income attributable to common stockholders of approximately $38.7 million.  This amount reflects the sum of: (i) the difference between the deemed redemption price of $145.92 per share of our Series C Preferred Stock and the carrying amount of $100 per share of our Series C Preferred Stock multiplied by the number of shares of the Series C Preferred Stock repurchased upon exercise of our option to repurchase shares of Series C Preferred Stock; and (ii) the cost associated with the original issuance of our Series C Preferred Stock that was previously classified as additional paid-in capital, pro-rated for the repurchase.

NOTE 14 - DIVIDENDS

In order to qualify as a REIT, we are required to distribute dividends (other than capital gain dividends) to our stockholders in an amount at least equal to (A) the sum of (i) 90% of our "REIT taxable income" (computed without regard to the dividends paid deduction and our net capital gain), and (ii) 90% of the net income (after tax), if any, from foreclosure property, minus (B) the sum of certain items of non-cash income. In addition, if we dispose of any built-in gain asset during a recognition period, we will be required to distribute at least 90% of the built-in gain (after tax), if any, recognized on the disposition of such asset. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before we timely file our tax return for such year and paid on or before the first regular dividend payment after such declaration. In addition, such distributions are required to be made pro rata, with no preference to any share of stock as compared with other shares of the same class, and with no preference to one class of stock as compared with another class except to the extent that such class is entitled to such a preference. To the extent that we do not distribute all of our net capital gain or do distribute at least 90%, but less than 100% of our "REIT taxable income," as adjusted, we will be subject to tax thereon at regular ordinary and capital gain corporate tax rates.  In addition, our New Credit Facility has certain financial covenants that limit the distribution of dividends paid during a fiscal quarter to no more than 95% of our aggregate cumulative funds from operations (“FFO”) as defined in the loan agreement governing the New Credit Facility (the “Loan Agreement”), unless a greater distribution is required to maintain REIT status.  The Loan Agreement defines FFO as net income (or loss) plus depreciation and amortization and shall be adjusted for charges related to: (i) restructuring our debt; (ii) redemption of preferred stock; (iii) litigation charges up to $5.0 million; (iv) non-cash charges for accounts and notes receivable up to $5.0 million; (v) non-cash compensation related expenses; (vi) non-cash impairment charges; and (vii) tax liabilities in an amount not to exceed $8.0 million.

Common Dividends

On January 16, 2007, the Board of Directors declared a common stock dividend of $0.26 per share, an increase of $0.01 per common share compared to the prior quarter.  The common dividend was paid February 15, 2007 to common stockholders of record on January 31, 2007.

             OMEGA HEALTHCARE INVESTORS, INC.
 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued

      On October 24, 2006, the Board of Directors declared a common stock dividend of $0.25 per share, an increase of $0.01 per common share compared to the prior quarter, which was paid November 15, 2006 to common stockholders of record on November 3, 2006.

On July 17, 2006, the Board of Directors declared a common stock dividend of $0.24 per share.  The common dividend was paid August 15, 2006 to common stockholders of record on July 31, 2006.

On April 18, 2006, the Board of Directors declared a common stock dividend of $0.24 per share, an increase of $0.01 per common share compared to the prior quarter.  The common dividend was paid May 15, 2006 to common stockholders of record on April 28, 2006.

On January 17, 2006, the Board of Directors declared a common stock dividend of $0.23 per share, an increase of $0.01 per common share compared to the prior quarter.  The common stock dividend was paid February 15, 2006 to common stockholders of record on January 31, 2006.

Series D Preferred Dividends

On January 16, 2007, the Board of Directors declared regular quarterly dividends of approximately $0.52344 per preferred share on its 8.375% Series D cumulative redeemable preferred stock (the “Series D Preferred Stock”), that were paid February 15, 2007 to preferred stockholders of record on January 31, 2007.  The liquidation preference for our Series D Preferred Stock is $25.00 per share.  Regular quarterly preferred dividends for the Series D Preferred Stock represent dividends for the period November 1, 2006 through January 31, 2007.

On October 24, 2006, the Board of Directors declared the regular quarterly dividends of approximately $0.52344 per preferred share on the Series D Preferred Stock that were paid November 15, 2006 to preferred stockholders of record on November 3, 2006.

On July 17, 2006, the Board of Directors declared regular quarterly dividends of approximately $0.52344 per preferred share on the Series D Preferred Stock that were paid August 15, 2006 to preferred stockholders of record on July 31, 2006.

On April 18, 2006, the Board of Directors declared regular quarterly dividends of approximately $0.52344 per preferred share on the Series D Preferred Stock that were paid May 15, 2006 to preferred stockholders of record on April 28, 2006.

On January 17, 2006, the Board of Directors declared regular quarterly dividends of approximately $0.52344 per preferred share on the Series D Preferred Stock that were paid February 15, 2006 to preferred stockholders of record on January 31, 2006.

Series B Preferred Dividends

In March 2005, our Board of Directors authorized the redemption of all outstanding 2.0 million shares of our Series B Preferred Stock.  The Series B Preferred Stock was redeemed on May 2, 2005 for $25 per share, plus $0.55104 per share in accrued and unpaid dividends through the redemption date, for an aggregate redemption price of $25.55104 per share.

           OMEGA HEALTHCARE INVESTORS, INC.
                         NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued

Per Share Distributions

Per share distributions by our company were characterized in the following manner for income tax purposes:

	2006	2005	2004
Common
Ordinary income	$0.560	$0.550	$—
Return of capital	0.400	0.300	0.720
Long-term capital gain	—	—	—
Total dividends paid	$0.960	$0.850	$0.720

Series A Preferred
Ordinary income	$—	$—	$0.901
Return of capital	—	—	0.255
Long-term capital gain	—	—	—
Total dividends paid	$—	$—	$1.156

Series B Preferred
Ordinary income	$—	$1.090	$1.681
Return of capital	—	—	0.475
Long-term capital gain	—	—	—
Total dividends paid	$—	$1.090	$2.156

Series C Preferred
Ordinary income	$—	$—	$2.120
Return of capital	—	—	0.600
Long-term capital gain	—	—	—
Total dividends paid	$—	$—	$2.720

Series D Preferred
Ordinary income	$2.094	$2.094	$1.184
Return of capital	—	—	0.334
Long-term capital gain	—	—	—
Total dividends paid	$2.094	$2.094	$1.518

NOTE 15 - LITIGATION

We are subject to various legal proceedings, claims and other actions arising out of the normal course of business. While any legal proceeding or claim has an element of uncertainty, management believes that the outcome of each lawsuit, claim or legal proceeding that is pending or threatened, or all of them combined, will not have a material adverse effect on our consolidated financial position or results of operations.

           We and several of our wholly-owned subsidiaries have been named as defendants in professional liability claims related to our former owned and operated facilities.  Other third-party managers responsible for the day-to-day operations of these facilities have also been named as defendants in these claims.  In these suits, patients of certain previously owned and operated facilities have alleged significant damages, including punitive damages against the defendants.  The majority of these lawsuits representing the most significant amount of exposure were settled in 2004.  There currently is one lawsuit pending that is in the discovery stage, and we are unable to predict the likely outcome of this lawsuit at this time.

In 1999, we filed suit against a former tenant seeking damages based on claims of breach of contract.  The defendants denied the allegations made in the lawsuit.  In settlement of our claim against the defendants, we agreed in the fourth quarter of 2005 to accept a lump sum cash payment of $2.4 million.  The cash proceeds were offset by related expenses incurred of $0.8 million, resulting in a net gain of $1.6 million paid December 22, 2005.

              OMEGA HEALTHCARE INVESTORS, INC.
 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued

       During 2005, we accrued $1.1 million to settle a dispute relating to capital improvement requirements associated with a lease that expired June 30, 2005.

NOTE 16 - SUMMARY OF QUARTERLY RESULTS (UNAUDITED)

The following summarizes quarterly results of operations for the years ended December 31, 2006 and 2005.

	March 31	June 30	September 30	December 31
	(in thousands, except per share amounts)
2006
Revenues	$32,022	$32,269	$35,106	$36,116
Income from continuing operations	10,459	17,531	14,717	13,198
Discontinued operations	(284)	(41)	(94)	211
Net income	10,175	17,490	14,623	13,409
Net income available to common	7,694	15,009	12,143	10,928
Income from continuing operations per share:
Basic income from continuing operations	$0.14	$0.26	$0.21	$0.18
Diluted income from continuing operations	$0.14	$0.26	$0.21	$0.18
Net income available to common per share:
Basic net income	$0.13	$0.26	$0.21	$0.18
Diluted net income	$0.13	$0.26	$0.20	$0.18
Cash dividends paid on common stock	$0.23	$0.24	$0.24	$0.25

2005
Revenues	$28,114	$26,147	$26,961	$28,313
Income from continuing operations	12,395	5,597	9,786	9,511
Discontinued operations	(2,745)	(3,150)	(4,102)	11,461
Net income	9,650	2,447	5,684	20,972
Net income (loss) available to common	6,091	(2,430)	3,203	18,491
Income from continuing operations per share:
Basic income from continuing operations	$0.17	$0.01	$0.14	$0.13
Diluted income from continuing operations	$0.17	$0.01	$0.14	$0.13
Net income (loss) available to common per share:
Basic net income (loss)	$0.12	$(0.05)	$0.06	$0.34
Diluted net income (loss)	$0.12	$(0.05)	$0.06	$0.34
Cash dividends paid on common stock	$0.20	$0.21	$0.22	$0.22

        OMEGA HEALTHCARE INVESTORS, INC.
                         NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued

NOTE 17 - EARNINGS PER SHARE

We calculate basic and diluted earnings per common share (“EPS”) in accordance with FAS No. 128.  The computation of basic EPS is computed by dividing net income available to common stockholders by the weighted-average number of shares of common stock outstanding during the relevant period.  Diluted EPS is computed using the treasury stock method, which is net income divided by the total weighted-average number of common outstanding shares plus the effect of dilutive common equivalent shares during the respective period.  Dilutive common shares reflect the assumed issuance of additional common shares pursuant to certain of our share-based compensation plans, including stock options, restricted stock and restrictive stock units.

The following tables set forth the computation of basic and diluted earnings per share:

	Year Ended December 31,
	2006	2005	2004
	(in thousands, except per share amounts)
Numerator:
Income from continuing operations	$55,905	$37,289	$13,414
Preferred stock dividends	(9,923)	(11,385)	(15,807)
Preferred stock conversion/redemption charges	-	(2,013)	(41,054)
Numerator for income (loss) available to common from continuing operations - basic and diluted	45,982	23,891	(43,447)
Discontinued operations	(208)	1,464	6,732
Numerator for net income (loss) available to common per share - basic and diluted	$45,774	$25,355	$(36,715)
Denominator:
Denominator for net income per share - basic	58,651	51,738	45,472
Effect of dilutive securities:
Restricted stock and restricted stock units	74	86	-
Stock option incremental shares	20	235	-
Denominator for net income per share - diluted	58,745	52,059	45,472

Earnings per share - basic:
Income (loss) available to common from continuing operations	$0.78	$0.46	$(0.96)
Discontinued operations	-	0.03	0.15
Net income (loss) per share - basic	$0.78	$0.49	$(0.81)
Earnings per share - diluted:
Income (loss) available to common from continuing operations	$0.78	$0.46	$(0.96)
Discontinued operations	-	0.03	0.15
Net income (loss) per share - diluted	$0.78	$0.49	$(0.81)

For the year ended December 31, 2004, there were 683,399 stock options and restricted stock shares excluded as all such effects were anti-dilutive.

        OMEGA HEALTHCARE INVESTORS, INC.
                         NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued

NOTE 18 – DISCONTINUED OPERATIONS

SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, requires the presentation of the net operating results of facilities sold during 2006 or currently classified as held-for-sale as income from discontinued operations for all periods presented.  We incurred a net loss of $0.2 million from discontinued operations in 2006.  We incurred net gain of $1.5 million and $6.7 million for 2005 and 2004, respectively, in the accompanying consolidated statements of operations.

The following table summarizes the results of operations of the facilities sold or held- for- sale for the years ended December 31, 2006, 2005 and 2004, respectively.

	Year Ended December 31,
	2006	2005	2004
	(in thousands)
Revenues
Rental income	$552	$4,552	$6,121
Other income	—	24	53
Subtotal revenues	552	4,576	6,174
Expenses
Depreciation and amortization	193	1,464	2,752
General and Administrative	40	—	—
Provision for uncollectible accounts receivable	152	—	—
Provisions for impairment	541	9,617	—
Subtotal expenses	926	11,081	2,752

(Loss) income before gain on sale of assets	(374)	(6,505)	3,422
Gain on assets sold – net	166	7,969	3,310
Discontinued operations	$(208)	$1,464	$6,732

NOTE 19 – SUBSEQUENT EVENTS

Increase in Credit Facility

Pursuant to Section 2.01 of our Credit Agreement, dated as of March 31, 2006, as amended, by and among OHI Asset, LLC, a Delaware limited liability company, OHI Asset (ID), LLC, a Delaware limited liability company, OHI Asset (LA), LLC, a Delaware limited liability company, OHI Asset (TX), LLC, a Delaware limited liability company, OHI Asset (CA), LLC, a Delaware limited liability company, Delta Investors I, LLC a Maryland limited liability company, Delta Investors II, LLC, a Maryland limited liability company and Texas Lessor – Stonegate, LP, a Maryland limited partnership, the Lenders identified therein, and Bank of America, N.A., as Administrative Agent (the “Credit Agreement”), we are permitted under certain circumstances to increase our available borrowing base under the Credit Agreement from $200 million up to an aggregate of $300 million..  Effective as of February 22, 2007, we exercised our right to increase our available revolving commitment under Section 2.01 of the Credit Agreement from $200 million to $255 million and we consented to the addition of 18 our properties to the borrowing base assets under the Credit Agreement.

Asset Sale

On December 22, 2006, Residential Care VIII, LLC, a subsidiary of American Senior Communiites, LLC, notified us of their intent to exercise their option to purchase two facilities.  The two facilities were classified on our December 31, 2006 consolidated balance sheet as assets held for sale with a net book value of approximately $1.9 million.  On January 31, 2007, we received gross cash proceeds of approximately $3.6 million.

           OMEGA HEALTHCARE INVESTORS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued

SCHEDULE III REAL ESTATE AND ACCUMULATED DEPRECIATION
OMEGA HEALTHCARE INVESTORS, INC.
December 31, 2006

						(3)
						Gross Amount at
						Which Carried at
		Initial Cost to				Close of Period				Life on Which
		Company	Cost Capitalized			Buildings				Depreciation
		Buildings	Subsequent to			and Land	(4)			in Latest
		and Land	Acquisition			Improvements	Accumulated	Date of	Date	Income Statements
Description (1)	Encumbrances	Improvements	Improvements	Impairment	Other	Total	Depreciation	Renovation	Acquired	is Computed
Sun Healthcare Group, Inc.:
Alabama (LTC)………………………………..	(2)	23,584,956	-	-	-	23,584,956	6,628,477		1997	33 years
California (LTC, RH)……………………………….	(2)	39,013,223	66,575	-	-	39,079,798	10,277,900	1964	1997	33 years
Colorado (LTC, AL)		38,563,002				38,563,002	429,694		2006	39 years
Idaho (LTC)…………………………….	(2)	21,776,277	-	-	-	21,776,277	2,635,608		1997-1999	33 years
Massachusetts (LTC)………………………….	(2)	8,300,000	-	-	-	8,300,000	2,352,366		1997	33 years
North Carolina (LTC)………………………….	(2)	22,652,488	56,951	-	-	22,709,439	8,389,556	1982-1991	1994-1997	30 years to 33 years
Ohio (LTC)………………………………………	(2)	11,653,451	20,247	-	-	11,673,698	3,129,164	1995	1997	33 years
Tennessee (LTC)………………………………	(2)	7,905,139	37,234	-	-	7,942,373	3,064,951		1994	30 years
Washington (LTC)…………………………….	(2)	10,000,000	1,798,843	-	-	11,798,843	5,536,845	2005	1995	20 years
West Virginia (LTC)…………………………..	(2)	24,751,206	42,238	-	-	24,793,444	6,481,373		1997-1998	33 years
Total Sun………………………………		208,199,742	2,022,088	-	-	210,221,830	48,925,934

CommuniCare Health Services:
Ohio (LTC, AL)………………………..		$165,003,208	$531,383	$-	$-	$165,534,591	$9,730,829		1998-2005	33 years to 39 years
Pennsylvania (LTC)…………………..		20,286,067	-	-	-	20,286,067	890,649		2005	39 years
Total CommuniCare…………………		185,289,275	531,383	-	-	185,820,658	10,621,478

Haven Healthcare:
Connecticut (LTC)……………………		38,762,737	1,648,475	(4,958,643)	-	35,452,569	5,712,272		1999-2004	33 years to 39 years
Massachusetts (LTC)…………………..		7,190,684	-	-	-	7,190,684	174,170		2006	39 years
New Hampshire (LTC, AL)……………………		21,619,505	-	-	-	21,619,505	1,906,502		1998	39 years
Rhode Island (LTC)…………………..		38,739,811	-	-	-	38,739,811	983,813		2006	39 years
Vermont (LTC)…………………………		14,145,776	81,501	-	-	14,227,277	953,787		2004	39 years
Total Haven…………………………..		120,458,513	1,729,976	(4,958,643)	-	117,229,846	9,730,544

HQM, Inc.:
Florida (LTC)………………………..…		85,805,338	1,791,201	-	-	87,596,539	7,365,547		1998-2006	33 years to 39 years
Kentucky (LTC)…………………...….		10,250,000	522,075	-	-	10,772,075	2,162,919		1999	33 years
Total HQM…………………………..		96,055,338	2,313,276	-	-	98,368,614	9,528,466

Advocat, Inc.:
Alabama (LTC)…………………………		11,588,534	808,961	-	-	12,397,495	5,272,456	1975-1985	1992	31.5 years
Arkansas (LTC)……………………….		36,052,810	6,122,100	(36,350)	-	42,138,560	16,480,644	1984-1985	1992	31.5 years
Florida (LTC)………………………..…		1,050,000	1,920,000	(970,000)	-	2,000,000	316,749		1992	31.5 years
Kentucky (LTC)…………………...….		15,151,027	1,562,375	-	-	16,713,402	5,829,700	1972-1994	1994-1995	33 years
Ohio (LTC)……………………………..		5,604,186	250,000	-	-	5,854,186	2,063,913	1984	1994	33 years
Tennessee (LTC)………………………		9,542,121	-	-	-	9,542,121	4,209,458	1986-1987	1992	31.5 years
West Virginia (LTC)………………….		5,437,221	348,642	-	-	5,785,863	2,013,545		1994-1995	33 years
Total Advocat…………………………		84,425,899	11,012,078	(1,006,350)	-	94,431,627	36,186,465

Guardian LTC Management, Inc.
Ohio (LTC)………………………….…..		6,548,435	-	-	-	6,548,435	329,329		2004	39 years
Pennsylvania (LTC, AL)………………		75,436,912	-	-	-	75,436,912	3,613,671		2004-2006	39 years
West Virginia (LTC)…………………..		3,995,581	-	-	-	3,995,581	196,253		2004	39 years
Total Guardian………………………		85,980,928	-	-	-	85,980,928	4,139,253

Nexion Health:
Louisiana (LTC)……………………………….	(2)	55,638,965	-	-	-	55,638,965	1,943,222		1997	33 years
Texas (LTC)…………………………………….		24,571,806	-	-	-	24,571,806	550,590		2005-2006	39 years
Total Nexion Health…………………………..		80,210,771	-	-	-	80,210,771	2,493,812

Essex Healthcare:
Ohio (LTC)………………………….…..		79,353,622	-	-	-	79,353,622	4,177,705		2005	39 years
Total Essex…………………………..		79,353,622	-	-	-	79,353,622	4,177,705

Other:
Arizona (LTC)…………………………		24,029,032	1,863,709	(6,603,745)	-	19,288,996	4,433,829	2005	1998	33 years
California (LTC)……………………………….	(2)	19,094,141	1,005,782	-	-	20,099,923	5,122,518		1997	33 years
Colorado (LTC)…………………..		14,170,968	196,017	-	-	14,366,985	3,301,966		1998	33 years
Florida (LTC, AL) ………...………..…..		58,367,881	746,398	-	-	59,114,279	11,479,569		1993-1998	27 years to 37.5 years
Georgia (LTC)…………………………		10,000,000	-	-	-	10,000,000	921,291		1998	37.5 years
Illinois (LTC) ……………………...…..		13,961,501	444,484	-	-	14,405,985	3,872,888		1996-1999	30 years to 33 years
Indiana (LTC, AL)…………….………		15,142,300	2,305,705	(1,843,400)	-	15,604,605	4,941,517	1980-1994	1992-1999	30 years to 33 years
Iowa (LTC) ………………..….....…….		14,451,576	1,280,688	(29,156)	-	15,703,108	4,071,865		1996-1998	30 years to 33 years
Massachusetts (LTC)…………………		30,718,142	932,328	(8,257,521)	-	23,392,949	5,138,955		1999	33 years
Missouri (LTC)………………………..		12,301,560	-	(149,386)	-	12,152,174	2,788,561		1999	33 years
Ohio (LTC)…………………………		2,648,252	186,187	-	-	2,834,439	658,159		1999	33 years
Pennsylvania (LTC) ………...………..		14,400,000	-	-	-	14,400,000	3,716,661		2005	39 years
Texas (LTC)…………………………………….	(2)	55,662,091	1,361,842	-	-	57,023,933	10,312,566		1997-2005	33 years to 39 years
Washington (AL) ……………….……		5,673,693	-	-	-	5,673,693	1,232,807		1999	33 years
Total Other…………………………….		290,621,137	10,323,140	(16,883,208)	-	284,061,069	61,993,152

Total		$1,230,595,225	$27,931,941	($22,848,201)	$-	$1,235,678,965	$187,796,809

(1) The real estate included in this schedule is being used in either the operation of long-term care facilities (LTC), assisted living facilities (AL) or rehabilitation hospitals (RH) located in the states indicated.

(2) Certain of the real estate indicated are security for the BAS Healthcare Financial Services line of credit and term loan borrowings totaling $150,000,000 at December 31, 2006.

		Year Ended December 31,
(3)		2004	2005	2006
Balance at beginning of period		$598,169,094	$718,882,725	$989,006,714
Additions during period:
Acquisitions		114,286,825	252,609,901	178,906,047
Conversion from mortgage		-	13,713,311	-
Impairment		-	-	-
Improvements		6,426,806	3,821,320	6,817,638
Consolidation under FIN 46R (a)		-	-	61,750,000
Disposals/other		-	(20,543)	(801,434)
Balance at close of period		$718,882,275	$989,006,714	$1,235,678,965

(a) As a result of the application of FIN 46R in 2006, we consolidated an entity determined to be a VIE for which we are the primary beneficiary.  Our consolidated balance sheet at December 31, 2006 reflects gross real estate assets of $61,750,000, reflecting the real estate owned by the VIE.

		Year Ended December 31,
(4)		2004	2005	2006
Balance at beginning of period		$114,043,283	$132,422,942	$155,849,481
Additions during period:
Provisions for depreciation		18,379,659	23,426,539	31,947,329
Provisions for depreciation, Discontinued Ops.		-	-	-
Dispositions/other		-	-	-
Balance at close of period		$132,422,942	$155,849,481	$187,796,810

The reported amount of our real estate at December 31, 2006 is less than the tax basis of the real estate by approximately $39.0 million.

              OMEGA HEALTHCARE INVESTORS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued

SCHEDULE IV MORTGAGE LOANS ON REAL ESTATE
OMEGA HEALTHCARE INVESTORS, INC.
December 31, 2006

Description (1)	Interest Rate	Final Maturity Date	Periodic Payment Terms	Prior Liens	Face Amount of Mortgages	Carrying Amount of Mortgages(2) (3)	Principal Amount of Loans Subject to Delinquent Principal or Interest

Florida (4 LTC facilities)…………………………………………………………	11.50%	February 28, 2010	Interest plus $4,400 of principal payable monthly	None	12,891,454	12,587,005
Florida (2 LTC facilities)…………………………………………………………..	11.50%	June 1, 2016	Interest payable monthly	None	12,590,000	10,730,939
Ohio (1 LTC facility)…………………………………………………………………..	11.00%	October 31, 2014	Interest plus $3,900 of principal payable monthly	None	6,500,000	6,453,694
Texas (1 LTC facility)…………………………………………………………………	11.00%	November 30, 2011	Interest plus $19,900 of principal payable monthly	None	2,245,745	1,229,971
Utah (1 LTC facility)……………………………………………………………………	12.00%	November 30, 2011	Interest plus $20,800 of principal payable monthly	None	1,917,430	884,812

					$36,144,629	$31,886,421

(1) Mortgage loans included in this schedule represent first mortgages on facilities used in the delivery of long-term healthcare of which such facilities are located in the states indicated.
(2) The aggregate cost for federal income tax purposes is equal to the carrying amount.

	Year Ended December 31,
(3)	2004	2005	2006
Balance at beginning of period…………………………….................................................................…….	$119,783,915	$118,057,610	$104,522,341
Additions during period - placements……………………..........................................................................	6,500,000	61,750,000	-
Deductions during period - collection of principal/other…………….................................................…..	(8,226,305)	(61,571,958)	(10,885,920)
Allowance for loss on mortgage loans………………………............................................................…….	-	-	-
Conversion to purchase leaseback………………........................................................................................	-	(13,713,311)	-
Consolidation under FIN 46R (a)…………...........................................................................................……	-	-	(61,750,000)
Balance at close of period……………………………………………....................................................….	$118,057,610	$104,522,341	$31,886,421

(a) As a result of the application of FIN 46R in 2006, we consolidated an entity that was the debtor of a mortgage note with us for $61,750,000 as of December 31, 2005.